UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1 /A
Amendment #1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DANE EXPLORATION INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

1000
(Primary Standard Industrial Classification Code Number)

98-0654981
(I.R.S. Employer Identification Number)

3577 - 349 West Georgia Street
Vancouver, British Columbia, Canada V6B 3Y4
Tel. (604) 241-8972
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Empire Stock Transfer
1859 Whitney Mesa Drive
Henderson, Nevada 89014
Tel. (702) 818-5898
(Name, address and telephone number of agent for service)

Copies to:
Michael J. Morrison
1495 Ridgeview Drive, Suite 220
Reno, Nevada, 89518
Telephone: (775) 827-6300, Facsimile: (775) 827-6311

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one)

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)

Common Shares	25,000,000	$0.02	$500,000	$58.05

NOTES:
(1)     This registration statement shall also cover any additional shares of our common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock.

(2)     Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. No exchange or over-the-counter market exists for Dane Exploration Inc.’s. common stock. The offering price has been arbitrarily determined and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(3)     Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended “Securities Act”.  Estimated for the sole purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Dane Exploration Inc.  may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject To Completion: Dated ______, 2011

DANE EXPLORATION INC.

A maximum of 25,000,000 common shares offered at $0.02 per share

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and  Dane Exploration Inc. is not soliciting offers to buy these securities in any state where the offer or sales is not permitted.

Securities Being Offered by Dane Exploration Inc.(1)	A maximum of 25,000,000 common shares at $0.02 per share. There is currently no public market for o common stock.

There is No Minimum Number of Shares to be Sold in This Offering

NOTES:
(1)     This is a "self-underwritten" public offering, with no minimum purchase requirement. Dane Exploration Inc. is not using an underwriter for this offering.

The offering of up to 25,000,000 shares is a "best efforts" offering, which means that our director and officer will use his best efforts to sell the common stock and there is no commitment by any person to purchase any shares. The shares will be offered at a fixed price of $0.02 per share for the duration of the offering. There is no minimum number of shares required to be sold to close the offering. This offering will continue for the earlier of: (i) 180 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 25,000,000 shares registered hereunder have been sold. Proceeds from the sale of the shares will be used to fund the initial stages of our business development and will be immediately available to us as there have been no arrangements to place the funds in escrow. This offering will end no later than 180 days from the offering date. The offering date is the date by which this registration statement becomes effective. This is a direct participation offering since Dane Exploration Inc., and not an underwriter, is offering the stock.

There can be no assurance that all or any shares being offered in this Prospectus are going to be sold and that Dane Exploration Inc. will be able to raise any funds from this offering.

	Per Share (estimated and not minimum price)	Maximum if 25,000,000 shares are Sold by Dane Exploration

Price to Public	$0.02	$0.02
Underwriting Discounts/Commissions	$nil	$nil
Proceeds to Dane Exploration	$0.02	$500,000

This offering involves a high degree of risk; see "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of the common stock.

Dane Exploration Inc. is an exploration stage company and currently has no operations. There is a high degree of risk involved with any investment in the shares offered herein. You should only purchase shares if you can afford a loss of your entire investment. Our independent auditor has issued an audit opinion for Dane Exploration Inc. which includes a statement expressing substantial doubt as to our ability to continue as a going concern. As of the date of this prospectus, our stock is presently not traded on any market or securities exchange. Further, there is no assurance that a trading market for our securities will ever develop.

THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES AND DANE EXPLORATION INC. SHALL NOT SELL ANY OF THESE SECURITIES IN ANY STATE WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER SUCH STATE'S SECURITIES LAWS.

You should rely only on the information contained in this Prospectus. Dane Exploration Inc. has  not authorized anyone to provide you with information different from that contained in this Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission (‘SEC’) or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is ______________, 2011

FORWARD-LOOKING STATEMENTS

Certain information contained in this Prospectus, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements.” Forward-looking statements are by their nature subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward-looking statements.

This Prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

The following summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the ‘Risk Factors’ section and our financial statements and the related notes before deciding to invest in shares of our common stock.

SUMMARY INFORMATION

The Offering

Unless otherwise indicated, any reference to ‘Dane’, 'Dane Exploration' , ‘We’, ‘Us’, ‘Our’ or the ‘Company’, refers to Dane Exploration Inc. Dane Exploration Inc. is managed by a sole officer and director, this being Mr. David Christie. Throughout this registration statement, descriptions of actions by Dane Exploration Inc. which include the words 'We', 'Our', 'Us', or 'the Company', solely represent the actions of Mr. David Christie.

Dane Exploration Inc.'s common stock is presently not traded on any market or securities exchange. 50,000,000 shares of restricted common stock have previously been purchased by our President and are issued and outstanding as of the date of this prospectus.

Dane is offering up to 25,000,000 shares of common stock at an offering price of $0.02 per share. There is currently no public market for the common stock. Dane intends to apply to have the common stock quoted on the OTC Bulletin Board (OTCBB). Currently, there is no trading symbol assigned and there can be no assurance that we will ever be granted a trading symbol on the OTCBB or any other quotation system or exchange. David Christie, our sole officer and director owns 50,000,000 shares of our common stock. If we are successful in only selling 10% of the common shares included in this offering to raise gross proceeds of $50,000, we expect to be able to fund Phases One and Two of our exploration plans and will be able to cover administrative expenses for a period of twelve to eighteen months. If we are not successful in selling any of the common shares included in this offering, we will not have sufficient financial resources to fund our exploration program and will have only limited funds to cover our administrative expenses. In this event, we will need to find other sources of capital and may become insolvent and fail if we are unsuccessful in these efforts and any investment made into our company will be lost in its entirety.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on page 4.

Company History

Dane Exploration Inc. is an exploration stage company that was incorporated on March 3, 2010, under the laws of the State of Nevada. Our fiscal year end is September 30th. Our principal office is located at the home of our CEO. Our contact details are: Address: 3577 - 349 West Georgia Street Vancouver, British Columbia, Canada V6B 3Y4; Telephone 604.241.8972; Fax 604.241.8411; Email: dchristie@daneexploration.com.

Since incorporation, Dane has purchased two mineral claims located in northwest British Columbia, Canada and has not been involved in any sales of assets, nor has it been involved in any mergers, acquisitions or consolidations. Dane has never declared bankruptcy, it has never been in receivership, and has never been involved in any legal action or proceedings.

We are an exploration stage corporation. We intend to be in the business of mineral property exploration. We do not own interests in any property, but have acquired the right to conduct exploration activities on two properties (the ‘Judy Claims’). These claims are staked on approximately 627.96 hectares of land located east of the village of Cassiar, British Columbia, Canada. We intend to explore for gold and silver on the property. Currently, we have no further business planned if a mineralized material deposit is not found on the property.

As of June 30, 2011 , the date of our last interim financial statements, we have raised $25,000 through the sale of 50,000,000 shares of common stock to Mr. David Christie our sole officer and director, David Christie and $5,725 through shareholder advances from Mr. Christie.

Dane’s current liabilities as of June 30, 2011 are $5,809 . Primary expenditures to date have included $7,500 for purchase of the Judy Claims and $5,000 for accounting fees. In accordance with United States generally accepted accounting principles (‘GAAP’) the purchase of the Judy Claims was initially recorded as an asset and subsequently, upon the completion of an impairment analysis by management at year-end as required under generally accepted accounting principles, was offset at year-end by an impairment charge of $7,500 .

The Company anticipates further expenses of approximately $1,858 relating to Securities and Exchange Commission (‘SEC’) filing expenses, printing and Transfer Agent fees in regard to filing of this Form S-1. As of the date of this prospectus, we have not yet generated or realized any revenues from our business operations. The following financial information summarizes the more complete historical financial information as indicated on the unaudited fiscal 2011 nine month interim; and fiscal 2010 year-end audited financial statements of Dane filed with this prospectus.

Summary Financial Data

	Nine Months ended June 30, 2011 (unaudited)		Year End September 30, 2010 (audited)

Revenues	$	Nil	$	Nil
Operating Expenses		$13,664		$12,633

Net (Loss)		$(13,664)		$(12,633)
Weighted Average Shares Outstanding		50,000,000		50,000,000
Net (Loss) Per Share	$	Nil	$	Nil

	As of June 30, 2011 (unaudited)	As of September 30, 2010 (audited)

Cash	$4,162	$12,367
Total Assets	$4,512	$12,367
Working Capital (Deficit)	$(1,297)	$12,367

Stockholders’ Equity	$(1,297)	$12,367

RISK FACTORS

An investment in an exploration stage mining company with no history of operations such as ours involves an unusually high amount of risk, unknown and known, present and potential, including, but not limited to the risks enumerated below. Any investment in the common stock of our Company involves a number of very significant risks, all of which that are known by us and anticipated by us at present, are identified below.

Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

In addition to other information in this Form S-1 , the following risk factors should be carefully considered in evaluating our business because such factors may have a significant impact on our business, operating results, liquidity and financial condition. As a result of the risk factors set forth below, actual results could differ materially from those projected in any forward-looking statements. Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impact our business, operating results, liquidity and financial condition. If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner. Under such circumstances, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Associated With Mining:

Mineral exploration and development activities are speculative in nature.

Resource exploration and development is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but from finding mineral deposits which, though present, are insufficient in quantity and quality to return a profit from production. The marketability of minerals acquired or discovered by our company may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection, the combination of which factors may result in our company not receiving an adequate return of investment capital.

Substantial expenditures are required to establish ore reserves through drilling, to develop metallurgical processes to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. We cannot predict whether minerals will be discovered in sufficient quantities and grades to justify commercial operations or that funds required for development can be obtained on a timely basis. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results. Short term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. Material changes in ore reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

All of our properties are in the exploration stage and therefore highly speculative in nature. We may not be able to establish the existence of any mineral resource on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from operations and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral resource in a commercially exploitable quantity, our business could fail.

We have not established that any of our mineral properties contain any mineral reserve, nor can there be any assurance that we will be able to do so. If we do not, our business could fail.

A mineral reserve is defined by the Securities and Exchange Commission in its Industry Guide 7, which can be viewed at www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a 'reserve' that meets the requirements of the Securities and Exchange Commission's Industry Guide 7 is extremely remote; in all probability our mineral resource property does not contain any 'reserve' and any funds that we spend on exploration will probably be lost.

Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that we will be able to develop our properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

Mineral operations are subject to applicable law and government regulation which may block our ability to explore or develop our claims . Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource. If we cannot exploit any mineral resource that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could fail.

We are in compliance with all material laws and regulations that currently apply to our activities but current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, we may not be able to obtain or maintain all permits necessary for our future operations, or obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

If we establish the existence of a mineral resource on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the resource, and our business could fail.

If we do discover mineral resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. If we were to discover a major mineral deposit , there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our company.

Mineral exploration, development and production involves many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on our company.

Mineral prices are subject to dramatic and unpredictable fluctuations.

We expect to derive revenues, if any, either from the sale of our mineral resource properties or from the extraction and sale of precious metals such as gold, silver and base metals such as copper. The price of those commodities has fluctuated widely in recent years, and is affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of precious and base metals, and therefore the economic viability of any of our exploration properties and projects, cannot accurately be predicted.

The mining industry is highly competitive and , in addition to risks directly related to our current exploration plans, there is no assurance that we will continue to be successful in acquiring mineral claims or to exploit any minerals we may discover . If we cannot continue to acquire properties to explore for mineral resources, we may be required to reduce or cease operations.

The mineral exploration, development, and production industry is largely un-integrated. We compete with other exploration companies who are either exploring existing mineral resource properties or seeking to locate and acquire mineral resource properties.  However, we may need to compete with different competitors  for the removal or sales of mineral products from our properties if we should eventually discover the presence of minerals in quantities sufficient to make production economically feasible.

Readily available markets exist worldwide for the sale of mineral products. Therefore, we will likely be able to sell any mineral products that we identify and produce. However, in identifying and acquiring mineral resource properties, we compete with many companies possessing greater financial resources and technical facilities. This competition could adversely affect our ability to acquire suitable prospects for exploration in the future. Accordingly, there can be no assurance that we will acquire any interest in additional mineral resource properties that might yield reserves or result in commercial mining operations.

Supplies needed for exploration may not always be available. If we are unable to secure exploration supplies we may have to delay our anticipated business operations.

Competition and unforeseen limited sources of supplies needed for our proposed exploration work could result in occasional spot shortages of supplies of certain products, equipment or materials. There is no guarantee we will be able to obtain certain products, equipment and/or materials as and when needed, without interruption, or on favorable terms. Such delays could affect our anticipated business operations and increase our expenses.

Risks Related To Our Company:

We have a limited operating history on which to base an evaluation of our business and prospects.

We have been in the business of exploring mineral resource properties since March 3, 2010 and we have not yet located any mineral reserve. As a result, we have never had any revenues from our operations. In addition, our operating history has been restricted to the acquisition of our mineral properties and this does not provide a meaningful basis for an evaluation of our prospects if we ever determine that we have a mineral reserve and commence the construction and operation of a mine. We have no way to evaluate the likelihood of whether our mineral properties contain any mineral reserve or, if they do that we will be able to build or operate a mine successfully. We anticipate that we will continue to incur operating costs without realizing any revenues during the period when we are exploring our properties. We therefore expect to continue to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from mining operations and any dispositions of our properties, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses and difficulties frequently encountered by companies at the start up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition. There is no history upon which to base any assumption as to the likelihood that we will prove successful and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

There is a risk that we have not properly evaluated the potential benefit of our claims because our President and Sole Director has not personally visited the Judy 1 and McDame Mountain Properties.

The Judy 1 and McDame Mountain claim properties have not yet been visited by our President and Sole Director. This fact potentially compromises the Company's assessment of the potential value of the claims and the Company's ability to properly assess all factors which may impact our exploration plans.

There is a risk that our assessment of the potential benefit of our property claims and our plans for exploration may be faulty because we have based these on a report provided to us by the vendor of the property claims.

We have not yet performed any exploration work on our property claims and have based a large part of our assessment of the Judy 1 and McDame Mountains claims on a report provided to us by the vendor of the claims, Mr. S.G. Diakow. We have also based our exploration plans largely on the recommendations included in Mr. Diakow's report. If Mr. Diakow's report is false, incorrect, misstated, or Mr. Diakow's analysis has been over-valued by Dane, this could have a material adverse effect on our ability to raise funds and the survival of the Company.

Our property claims are presently held in trust for us by an unrelated third party which may put us at risk if there were a dispute with this third party, or if there were malfeasance on the part of this third party.

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The claims we have purchased were staked by Mr. S.G. Diakow and these claims are presently recorded in the name of S.G. Diakow and held in trust by him for the Company. Under British Columbia, law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never directly possess legal mining claim to the land. In order to comply with the law we will have to incorporate a British Columbia wholly owned subsidiary-corporation. We plan to incorporate such a wholly-owned subsidiary in British Columbia and expect at that time Mr. Diakow will transfer all claim rights he holds in trust for us to that subsidiary. However, if Mr. Diakow were to transfer title to another person and that deed were to be recorded in their name before we were to have the claims recorded in the name of our planned subsidiary, that other person would have superior title and we would have no title to the claims we have purchased. If this were to occur, we would have to cease or suspend operations on those claims and sue Mr. Diakow for the loss of our investment. The loss of our claims and the cost of a lawsuit regarding a breach of fiduciary duty by Mr. Diakow would have a material adverse effect on the financial condition of our company.

Our mineral claims have an expiration date and we must make minimum mandatory exploration expenditures in order to maintain our mineral claims.

The Judy 1 claim Tenure 735182 and the McDame Mountain claim tenure 821402 originally each had expiry dates of July 19, 2011, but have each been extended to expiry dates of October 19, 2011 through the payment of fees in lieu of work. A mineral exploration license is issued for one year. In order to maintain the claims, we must we must perform work on the claims or pay a fee in lieu of work expenditures. As long as the fees are paid, no work has to be performed to maintain the claims in good order. The renewal fees may increase in the future. In order to maintain title in good standing it is necessary for the Company or its agent to perform and record physical or other acceptable work with a value of $4.00 per  hectare during the first three anniversary periods of: (i) July 20, 2011 to July 19, 2012; (ii) July 20, 2012 to July 19, 2013; (iii) July 20, 2013 to July 19, 2014; and then $8.00 per hectare in subsequent anniversary year periods or pay the equivalent sum as cash in lieu of work. Failure to do work or pay the cash in lieu will result in forfeiture of title. These costs translate to $1,815 for the remainder of the first anniversary period which expires July 19, 2012; $2,512 per year for the next two anniversary periods; and then $5,024 per year for each subsequent anniversary year. Failure on our part to make the required expenditures or payments in lieu of work would result in the loss of our claims and would have a material adverse effect on the financial condition of our company.

Our activities will be subject to environmental and other industry regulations which could have an adverse effect on our financial condition.

Our company's activities are subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation generally provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailing disposal areas, which would result in environmental pollution. A breach of such legislation may result in imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner which means stricter standards and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations could have an adverse effect on the financial condition of our company.

The operations of our company include exploration; and may include development activities and commencement of production on our properties, which requires permits from various federal, state, provincial and local governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Companies engaged in the development and operation of mines and related facilities generally experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

The fact that we have not earned any operating revenues since our incorporation raises substantial doubt about our ability to continue to explore our mineral properties as a going concern.

We have not generated any revenue from operations since our incorporation and we anticipate that we will continue to incur operating expenses without revenues unless and until we are able to identify a mineral resource in a commercially exploitable quantity on one or more of our mineral properties and we build and operate a mine. At June 30, 2010, we had cash in the amount of $4,162; a prepaid expense balance of $350; and a working capital deficit of $(1,297). We incurred a net loss of $(26,297) for the period from March 3, 2010 (inception) to June 30, 2011.  If we are successful in only selling 10% of the common shares included in this offering to raise gross proceeds of $50,000, we expect to be able to fund Phases One and Two of our exploration plans and will be able to cover administrative expenses for a period of twelve to eighteen months. If we are not successful in selling any of the common shares included in this offering, we will not have sufficient financial resources to fund our exploration program and will have only limited funds to cover our administrative expenses. In this event, we will need to find other sources of capital and may become insolvent and fail if we are unsuccessful in these efforts and any investment made into our company will be lost in its entirety.

Because we do not know of a lender who would provide funds for us to explore and develop our mineral properties, we expect it will probably be difficult or impossible to raise debt financing from traditional lending sources. To date we have raised our operating capital from sales of founder shares to, and receipt of shareholder advances from, our President, but there can be no assurance that we will continue to be able to do so because our President has limited financial resources. If we cannot raise the money that we need to continue exploration of our mineral properties, we may be forced to delay, scale back, or eliminate our exploration activities. If any of these were to occur, our business will fail.

These circumstances have lead our independent registered public accounting firm, in their audit report included in this Form S-1, to comment about our company’s ability to continue as a going concern. Management's primary funding strategy is to raise additional capital through this public offering of its capital stock. These conditions raise substantial doubt about our company’s ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and potential classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event our company cannot continue in existence.

We currently rely solely on our President & CEO for management of our operations and the loss of this key individual could have an adverse effect on the Company.

Our success depends to a certain degree upon our President & CEO and sole director. This individual is a significant factor in the our growth and success. The loss of the service of current management and board and any future additional members of management and the board could have a material adverse effect on our company. In particular, the success of our company is highly dependent upon the efforts of our either our current President & CEO, the loss of whose services would have a material adverse effect on the success and development of our company. Additionally, we do not anticipate having key man insurance in place in respect of our sole director and senior officer in the foreseeable future.

We require substantial funds merely to determine whether commercial precious metal deposits exist on our properties and this creates a significant risk that we will fail.

Any potential development and production of our exploration properties depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Such programs require substantial additional funds. Any decision to further expand our operations on these exploration properties entails significant risks and is anticipated to involve consideration and evaluation of several significant factors including, but not limited to:

●	Costs of bringing each property into production, including exploration work, preparation of production feasibility studies, and construction of production facilities;
●	Availability and costs of financing;
●	Ongoing costs of production;
●	Market prices for the precious metals to be produced;
●	Environmental compliance regulations and restraints; and
●	Political climate and/or governmental regulation and control.

Third parties may challenge our rights to our mineral properties or the agreements that permit us to explore our properties may expire if we fail to timely renew them and pay the required fees.

In connection with the acquisition of our mineral properties, we sometimes conduct only limited reviews of title and related matters, and obtain certain representations regarding ownership. These limited reviews do not necessarily preclude third parties from challenging our title and, furthermore, our title may be defective. Consequently, there can be no assurance that we hold good and marketable title to all of our mining concessions and mining claims.  If any of our concessions or claims were challenged, we could incur significant costs and lose valuable time in defending such a challenge. These costs or an adverse ruling with regards to any challenge of our titles could have a material adverse affect on our financial position or results of operations. There can be no assurance that any such disputes or challenges will be resolved in our favor.

We are not aware of challenges to the location or area of any of our mining claims. There is, however, no guarantee that title to the claims will not be challenged or impugned in the future.

Our management has no formal geological or engineering training and limited experience in mineral activities and consequently our activities, earnings and ultimate financial success could be irreparably harmed.

Our management has no formal geological or engineering training and limited experience with exploring for, starting, and operating a mine. With no direct training and limited experience in these areas, management may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in the industry.

Our success is dependent on current management, who may be unable to devote sufficient time to the development of our business; this potential limitation could cause the business to fail.

Dane is heavily dependent on our sole officer and director, David Christie.  If something were to happen to him , it would greatly delay its daily operations until further industry contacts could be established. Furthermore, there is no assurance that suitable people could be found to replace Mr. Christie. In that instance, Dane may be unable to further its business plan.

Because title to the property is currently held in the name of another person, if that person transfers the property to someone other than us, we will cease activities.

Title to the properties upon which we intend to conduct exploration activities is not currently held in our name. Title to the property is recorded in the name of prospector S.G. Diakow who presently holds the property in trust for the Company for exploration upon the property. If the owner transfers the property to a third person, the third person will obtain good title and we will have nothing. If this should occur, we will subsequently not own any property and we will have to cease all exploration activities.

As our business assets and our director and officer are located in Canada; investors may be limited in their ability to enforce US civil actions against our assets or our director and officer. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our director.

Our business assets are located in Canada and Mr. Christie, our sole director and officer is a resident of Canada. Consequently, it may be difficult for United States investors to affect service of process within the United States upon our assets or Mr. Christie, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or Mr. Christie predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

Risks Associated With This Offering of Our Common Stock:

Irrespective of the increased ownership of Dane which may result from successful sales of shares under this offering, our CEO and Sole Director will in all cases retain voting control of the Company due to his majority ownership position and this may negatively impact the interests of other shareholders.

If the maximum number of shares being offered in this prospectus are successfully sold to investors, our CEO and Sole Director's ownership share of Dane will decrease to only 67% of total common shares of the Company which are issued and outstanding. This fact provides our CEO and Sole Director with effective continuing voting control of our Company and this may negatively impact other investors if our CEO does not act in their interests, or administer the Company effectively, because other shareholders will not be able to successfully vote to remove our CEO and Sole Director from his positions with the Company.

While Dane expects to apply for quotation on the OTC Bulletin Board, we may not be approved, and even if approved, we may not be approved for trading on the OTC Bulletin Board; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term, or both.

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. We plan to apply for a listing on the OTC Bulletin Board (‘OTCBB’) service of the Financial Industry Regulatory Authority (‘FINRA’), but we may not be approved to trade on that facility and we may not meet the requirements for listing on the OTCBB. If we do not meet the requirements of the OTCBB, our stock may then be traded solely on the Pink Sheets trading facility (‘Pink Sheets’) and the market for resale of our shares would decrease, if not be eliminated.

Our stock price will fluctuate after this offering, which could result in substantial losses for investors.

The market price for our common stock will vary from the initial public offering price after trading commences. This could result in substantial losses for investors. Market price fluctuations may occur in response to a number of factors, some of which are beyond our control. Significant among these are that because we arbitrarily set the selling price of the securities being offered hereunder at $0.02 per share, once a market develops for our securities, fluctuations may result if we did not accurately set this price.

No public market for our common stock currently exists and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. We cannot be certain that an active trading market for our common stock will develop or be sustained following this offering. Further, we cannot be certain that the market price of our common stock will not decline below the initial public offering price. The initial public offering price was determined by us based upon several factors and may not be indicative of future market prices for our common stock.

Trading on the OTCBB may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Trading in stock quoted on the OTCBB and/or Pink Sheets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, neither the OTCBB nor the Pink Sheets are stock exchanges, and trading of securities on the OTCBB and/or Pink Sheets is often more sporadic than the trading of securities listed on a quotation system like NASDAQ, or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any of their shares.

Shareholders may experience dilution of ownership.

Since inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. We expect to require working capital to fund our operations. We cannot be certain that additional financing will be available on favorable terms when required, or at all. If we are unable to raise sufficient capital, or are unable to repay the debt, then we may cease operations, become insolvent, declare bankruptcy or be otherwise wound up, all of which may result in the loss of all or substantially all of the investment capital of the shareholders. We are authorized to issue up to 250,000,000 common shares. We have the authority to issue more of the shares, and to determine the rights, preferences and privileges of such shares, without the consent of any of the shareholders. If we raise additional funds through the issuance of equity, equity-related or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of the Common Stock and those stockholders may experience additional dilution. Purchasers of shares will experience immediate and substantial dilution in the net tangible book value per share of their investment in the shares.

Because we do not have an Escrow or Trust Account for Investor’s Subscriptions, if we file for Bankruptcy Protection or are forced into Bankruptcy Protection, Investors will lose their entire investment.

Invested funds for this offering will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. As such, you will lose your investment and your funds will be used to pay creditors and will not be used for the purpose of mineral exploration.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission (‘SEC’) has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the “penny stock” rules promulgated by the SEC, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Other Risks:

Because we have only one officer and director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against the Company.

We currently have only one officer and director, David Christie. As such, he is solely responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes-Oxley Act of 2002. When these controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause the Company to be subject to sanctions and fines by the Securities Exchange.

Dane has limited financial resources at present, and proceeds from the offering may not be used to fully develop its business.

Dane has limited financial resources at present. As of June 30, 2011 we had  cash on hand of $4,162 plus a prepaid expense balance of $350 and expected to incur further expenses of approximately $1,858 related to the filing of this Form S-1 . If we are unable to implement our business plan, we may be required to divert certain proceeds from the sale of Dane's stock to general administrative functions. If Dane is required to divert some or all of proceeds from the sale of stock to areas that do not advance the business plan, this could adversely affect its ability to continue by restricting the Company's ability to become quoted on the OTCBB; advertise and promote the Company; travel to develop new marketing, business and customer relationships; and retaining and/or compensating professional advisors.

We are unable to predict and articulate all trends, risks and uncertainties which may negatively impact our business and/or your investment.

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all risk factors before making an investment decision with respect to our common stock , including those which may not be noted in the above risk factors descriptions.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis - no minimum of shares must be sold in order for the offering to proceed. The offering price per share is $0.02. There is no assurance that we will raise the full $500,000.

The following table below sets forth the uses of proceeds assuming the sale of 10%, 25%, 50%, 75% and 100% of the securities offered for sale in this offering by the company. (For further discussion please see Plan of Operation on page 67 ).

	Offering Results based on Shares Sales of:
	10%	25%	50%	75%	100%

Number of Shares Sold:	2,500,000	6,250,000	12,500,000	18,750,000	25,000,000

OFFERING GROSS PROCEEDS:	$50,000	$125,000	$250,000	$375,000	$500,000
Less:
OFFERING EXPENSES:
- SEC filing expenses	$58	$58	$58	$58	$58
- Transfer Agent	1,025	1,025	1,150	1,275	1,900
- Printing	500	500	500	500	500
- Courier and postage	100	100	150	200	250
Offering expenses sub-total	$1,683	$1,683	$1,858	$2,033	$2,708

Less:
PHASE ONE
- Due Diligence
- Preliminary Geological due diligence Including: purchase of maps, air photographs and publications, and review of files at British Columbia Geological Survey Branches	$500	$500	$500	$500	$500
- Travel expenses	500	500	500	500	500
- Geologist fees	600	600	600	600	600
- Initial Field Work
- Mobilization to Cassiar district, including travel expenses(1)	$1,500	$1,500	$1,500	$1,500	$1,500
- Equipment & provisions	700	700	700	700	700
- Assays, including freight costs	1,600	1,600	1,600	1,600	1,600
- Wages(2)	4,000	4,000	4,000	4,000	4,000
- Reports based on data collected will be assembled including generating a map with the location and sample values from the claim area. A second map will show the detailed geology that was observed while mapping claim area	600	600	600	600	600
- Allowance for additional expenses	1,500	1,500	1,500	1,500	1,500
Exploration Phase One sub-total	$11,500	$11,500	$11,500	$11,500	$11,500

	Offering Results based on Shares Sales of:
		10%		25%	50%	75%	100%
Number of Shares Sold:		2,500,000		6,250,000	12,500,000	18,750,000	25,000,000

Less:
PHASE TWO
- Initial Drilling & Trenching
- Mobilization to Cassiar district, including travel		$1,500		$2,500	$2,500	$2,500	$2,500
- Equipment & provisions(3)		700		4,900	4,900	4,900	4,900
- Drill and backhoe rentals, based on a small Kabota type tracked backhoe and use of ATV’s to access target zones		7,500		7,600	10,100	10,100	10,100
- Assays, including freight costs		1,000		1,000	1,500	2,000	2,000
- Wages(4)		4,800		11,500	14,000	14,000	14,000
- Reports to analyze results of chip samples produced from trenching		500		500	500	500	500
- Allowance for additional expenses		1,500		2,000	2,000	2,000	2,000
Exploration Phase Two sub-total		$17,500		$30,000	$35,500	$36,000	$36,000

Less:
PHASE THREE
- Extensive Drilling & Trenching This phase will be undertaken only if Phase One and Phase Two provide positive indications that further work is warranted
- Additional trenching work based on indications from Phase Two results - Modest diamond drilling program of approximately 1,500 to 2,500 feet based on geophysical surveys (magnetic or induced potential) which would be used to target direction and depth of proposed target zones(5)	$	Nil	$	Nil	$47,325	$92,150	$350,000
Exploration Phase Three sub-total	$	Nil	$	Nil	$47,325	$92,150	$350,000

Less:
ADMINISTRATION EXPENSES
- Office expenses, tel. & Internet		$1,467		$1,467	$1,467	$1,467	$1,467
- Accounting & auditor fees		7,500		7,500	12,500	22,500	22,500
- Legal fees		5,000		5,000	5,000	7,500	7,500
Administration expenses sub-total		$13,967		$13,967	$18,967	$31,467	$31,467

SUMMARY:
TOTALS EXPENSES:		$(44,650)		$(57,150)	$(115,150)	$173,150	$(431,675)
Carryforward - Gross Proceeds:		50,000		62,500	125,000	187,500	500,000
Residual Working Capital:		$5,350		$5,350	$9,850	$14,350	$68,325

The above figures represent only estimated costs and potential investors must be aware that there is no guarantee or assurance that the Company will be successful in raising any of the estimated proceeds

NOTES:

(1) Travel expenses: We expect to employ local experienced geological technicians are from the nearby Good Hope Lake native community and thus no room and board costs will be incurred other than that for the senior party chief.

(2) Initial field work wages: We project our geochemical survey team will consist of two men and cost $800 /day. A sampler will collect soil samples use a GPS instrument to mark sample locations on the part of the claims that are covered with overburden and a prospector /geologist will map and survey where rock outcrops collecting samples for analysis recording faults contacts and structural features (folding, strike and dip), also using a Global Positioning instrument.

(3) Equipment & provisions: At the higher tiers of available funds, a man portable rock drill would be used to make blast holes.

(4) Initial drilling and trenching wages: An exploration team consisting of three men will return to the anomalous areas generated from the Phase One program and do follow up work on identified targets. Best target (highest values in gold, silver, copper, or other minerals) will be worked first and the party will continue to examine all targets generated depending on available budget. This work would entail hand  trenching  with pick and shovel in areas that were soil sample targets and using a scaling bar, pick and dynamite for areas of rock outcropping. Chip samples across mineralized zones would be collected. The wages for this phase would be in the $1100/day range and local labor would be recruited.

(5) Extensive drilling and trenching:
(a)     the sale of 50% of the shares in this offering, which would provide a net Phase Three exploration budget of approximately $47,325, will be sufficient to conduct further geophysics surveys, but would not be sufficient for a drilling program;

(b)     the sale of 75% of the shares in this offering, which would provide a net Phase Three exploration budget of approximately $92,150, would provide for a very modest drilling program based on use of a man portable drill;

(c)     the sale of 100% of the shares in this offering, which would provide a net Phase Three exploration budget of approximately $350,000, would provide for an full extensive drilling program. Under this scenario, an extensive program would be conducted based on estimated drilling costs in the Cassiar area, which are$60 to $70 per foot of drilling. All-in costs, based on using a light weight helicopter portable drill rig, are estimated in the range of $60,000 to $70,000 per 1,000 feet of drilling.

Legal and accounting fees refer to the normal legal and accounting costs associated with filing this Registration Statement under the 1933 Act as amended and maintaining the status of a Reporting Company.

A total of $25,000 has been raised from the sale of stock to our sole officer and director - this stock is restricted and is not being registered in this offering. We estimate the expenses associated with this offering will total $1,858. As of June 30, 2011, Dane had a balance of $4,162 in cash which should allow Dane to pay the entire expenses of this offer from cash on hand.

DETERMINATION OF OFFERING PRICE

The offering price for the shares in this offering was arbitrarily determined. In determining the initial public offering price of the shares we considered several factors including the following:

●	our start up status;
●	prevailing market conditions, including the history and prospects for our industry;
●	high level of risk due to a lack of operating history;
●	our future prospects and the experience of our management;
●	our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

The price of the current offering is fixed at $0.02 per share. This price is significantly greater than the price paid by the Company’s sole shareholder, director and officer for common equity since the Company’s inception on March 3, 2010. The Company’s sole shareholder, director and officer paid $0.0005 per share, a difference of $0.0195 per share lower than the share price in this offering.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder . Based on our latest audited year end data at September 30, 2010, the following tables compare the differences of your investment in our shares with the investment of our existing stockholder.

Financial Position of Existing Shareholder* based on Different Levels of Share Sales:

	Existing Shareholder’s Financial Position
Percentage sold	10%	25%	50%	75%	100%
Number of shares sold	2,500,000	6,250,000	12,500,000	18,750,000	25,000,000
Total shares outstanding	52,500,000	56,250,000	62,500,000	68,750,000	75,000,000
Offering price per share	$0.02	$0.02	$0.02	$0.02	$0.02
GROSS PROCEEDS	$50,000	$125,000	$250,000	$375,000	$500,000
Offering costs	$1,683	$1,683	$1,858	$2,033	$2,708
Net proceeds, after offering costs	$48,317	$123,317	$248,142	$372,967	$497,292

Price per share paid by existing shareholder	$0.0005	$0.0005	$0.0005	$0.0005	$0.0005
Total net tangible book value prior to offering as at June 30, 2011	$(1,297)	$(1,297)	$(1,297)	$(1,297)	$(1,297)
Total net tangible book value after offering	$47,020	$122,020	$246,845	$371,670	$495,995
Net tangible book value per share prior to offering	$(0.00003)	$(0.00003)	$(0.00003)	$(0.00003)	$(0.00003)
Net tangible book value per share after offering	$0.00090	$0.00217	$0.00395	$0.00541	$0.00661
Total potential net tangible book value gain to existing shareholder	$43,500	$107,000	$196,976	$268,806	$329,163
Per share potential net tangible book value gain to existing shareholder	$0.00087	$0.00214	$0.00392	$0.00538	$0.00658
Total number of shares outstanding before the offering	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000
Number of shares held by existing shareholder after the offering	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000
Total number of shares outstanding after offering	52,500,000	56,250,000	62,500,000	68,750,000	75,000,000
Existing shareholder’s percentage of ownership if offer is fully sold	95.2%	88.9%	80.0%	72.7%	66.7%

*Note:
None of the shares held by the existing shareholder are included for registration in this Form S-1 and the disposition of any of these shares will remain restricted subject to compliance with the provisions of Rule 144 promulgated pursuant to the Securities Act of 1933, as amended.

Financial Position of Purchasers based on Different Levels of Share Sales:

	Purchasers’ Financial Position
Percentage sold	10%	25%	50%	75%	100%
Number of shares sold	2,500,000	6,250,000	12,500,000	18,750,000	25,000,000
Total shares outstanding	52,500,000	56,250,000	62,500,000	68,750,000	75,000,000
Offering price per share	$0.02	$0.02	$0.02	$0.02	$0.02
GROSS PROCEEDS	$50,000	$125,000	$250,000	$375,000	$500,000
Offering costs	$1,683	$1,683	$1,858	$2,033	$2,708
Net proceeds, after offering costs	$48,317	$123,317	$248,142	$372,967	$497,292
Net tangible book value per share prior to offering as at June 30, 2011	$(0.00003)	$(0.00003)	$(0.00003)	$(0.00003)	$(0.00003)
Per share contribution by purchasers to increase in net tangible book value per share	$0.01933	$0.01973	$0.01985	$0.01989	$0.01989
Total net tangible book value after offering	$47,020	$122,020	$246,845	$371,670	$495,995
Net tangible book value per share after offering	$0.00090	$0.00217	$0.00395	$0.00541	$0.00661

DILUTION	$0.01910	$0.01783	$0.01605	$0.01459	$0.01339

Capital contribution by existing shareholder	$25,000	$25,000	$25,000	$25,000	$25,000
Capital contributions by purchasers	$48,317	$123,317	$248,142	$372,967	$497,292
Percentage capital contribution by existing shareholder	34.3%	16.9%	9.2%	6.3%	4.8%
Percentage capital contribution by purchasers	65.7%	83.1%	90.8%	93.7%	95.2%

Prior number of shares outstanding	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000
Shares held by existing shareholder after offering	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000
Total number of shares outstanding after offering	52,500,000	56,250,000	62,500,000	68,750,000	75,000,000
Existing shareholder’s percentage of ownership after offering	95.2%	88.9%	80.0%	72.7%	66.7%
Purchaser’s percentage of ownership after offering	4.8%	11.1%	20.0%	27.3%	33.3%

PLAN OF DISTRIBUTION

The offering consists of a maximum number of 25,000,000 common shares being offered by Dane at $0.02 per share with no minimum offering requirement.

Company Offering

We are offering the shares on a "self-underwritten" basis directly through Mr. Christie our Sole officer and director named herein. Mr. Christie will not receive any commissions or other remuneration of any kind in connection with his participation in this offering based either directly or indirectly on transactions in securities.

This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. This offering will terminate upon the earlier to occur of: (i)  180 days after this registration statement becomes effective with the Securities and Exchange Commission; or (ii) the date on which all 25,000,000 shares registered hereunder have been sold.

Mr. Christie will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

1.	Mr. Christie is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2.	Mr. Christie will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	Mr. Christie is not, nor will he be at the time of participation in the offering, an associated person of a broker-dealer; and

4.	Mr. Christie meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he: (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Christie, our only control person or affiliate, does not intend to purchase any shares in this offering.

If applicable, the shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

In addition and without limiting the foregoing, we will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

We will not use public solicitation or general advertising in connection with the offering. This offering will continue for the earlier of: (i) 180 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 25,000,000 shares registered hereunder have been sold.

DESCRIPTION OF SECURITIES

General

The authorized capital stock consists of 250,000,000 shares of common stock at a par value of $0.001 per share. We plan to offer 25,000,000 common shares at a price of $0.02 per share. We will not sell any of the 25,000,000 common shares until this registration statement is deemed effective.

Common Stock

As of July 21 , 2011, there are 50,000,000 shares of common stock issued and outstanding. 50,000,000 restricted common shares are held by our sole officer and director, David Christie.

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of Dane’s capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of company stockholders. A vote by the holders of a majority of the outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Shareholders

Each shareholder has sole investment power and sole voting power over the shares owned by such shareholder. As of July 21 , 2011, we had one shareholder of record.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Michael J. Morrison, an independent legal counsel, has provided an opinion on the validity of Dane Exploration Inc.’s issuance of common stock and is presented as an exhibit to this filing.

The financial statements included in this Prospectus and in the Registration Statement have been audited by Madsen & Associates, CPAs Inc., 684 East Vine Street #3, Murray, Utah, USA 84107, Tel (801) 268-2632, Fax (801) 262-3978 to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding Dane’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

General

Dane Exploration Inc. was incorporated on March 3, 2010, in the state of Nevada and initiated business operations as a mineral exploration company at that time. Since inception the Company has not been involved in any bankruptcy, receivership or similar proceedings, nor has it been involved in any reclassification, consolidation, or merger arrangements. The financial statements included in this Form S-1 have been prepared by the Company in accordance with accounting principles generally accepted in the United States and our fiscal year end is September 30th. Dane has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company was formed for the purposes of acquiring exploration and development stage mineral properties and Dane has begun implementation of its strategic plans through the purchase of mineral exploration claims in Northwest British Columbia, Canada.

Experience of our Chief Executive Officer

David Christie was born in British Columbia, Canada where he currently resides. In 1978 he earned a Bachelor of Commerce degree from the University of British Columbia and after graduation started and successfully ran an international close-out merchandise import and wholesale business until 1994. During this period and to current date, he has also been an active investor in the stock market and follows market events closely. In 1994, Mr. Christie entered mortgage brokering field by joining Reliable Mortgage Corporation where he qualified to be licensed as a mortgage broker and worked there until 1998. In 1998, he moved to mortgage broker Rala Investments Inc, and has been registered with that firm as a mortgage broker through to the present date. Mr. Christie also presently holds the position of Manager at KYC Management Inc, a financial consulting firm. Mr. Christie expects to be able to spend up to 10 hours per week on the development of Dane Exploration Inc. at no cost to the Company.

Between 1972 to 1974, Mr. Christie held a Free Miners License issued by the British Columbia and Yukon Chamber of Mines which provided him with the right to prospect in all unclaimed areas throughout British Columbia and the Yukon Territory. His exploration and mining experience includes owning claims and directly working as an on-site prospector on a small gold and silver exploration project. This project was located in and around the Dominion-Sulphur Placer Area, Yukon, Canada and specifically focused on Dominion Creek, Gold Run Creek and Sulphur Creek. The project ran from 1972 to 1974 and the staff complement included Mr. Christie and a business partner. The partners shared responsibility for all duties including: claim staking; filing and acquisition of claims; developing an exploration plan; purchasing supplies and logistics for movement of supplies to work sites; performing exploration work; cooking and camp management; health and safety; preparation of samples for assay; assay administration; and remediation of the work-sites.

Working Capital

We presently have cash on hand of $4,162 in cash and prepaid expenses balance of $350.

If we are successful in only selling 10% of the common shares included in this offering to raise gross proceeds of $50,000, we expect to be able to fund Phases One and Two of our exploration plans and will be able to cover administrative expenses for a period of twelve to eighteen months.

If we are not successful in selling any of the common shares included in this offering, we will not have sufficient financial resources to fund our exploration program and will have only limited funds to cover our administrative expenses. In this event, we will need to find other sources of capital and may become insolvent and fail if we are unsuccessful in these efforts.

Exploration Plan Timetable

Our exploration plan timetable is contingent on the amounts of funds we are able to raise from this offering of our common shares. Based on the detailed budgets shown in the Use of Proceeds section (page 15), we project the following timetable:

PHASE Description	Percent of offering sold	Projected completion date based on percent of offering sold

Phase One – due diligence(1): Preliminary Geological due diligence including: purchase of maps, air photographs and publications, and review of files at British Columbia Geological Survey Branches	10%	September 2011
	25%	September 2011
	50%	September 2011
	75%	September 2011
	100%	September 2011

Phase One – initial field work(2)(3): - Mobilization to Cassiar district and purchase of equipment & provisions - Preparation of assays and generation of maps	10%	September 2011
	25%	September 2011
	50%	September 2011
	75%	September 2011
	100%	September 2011

Phase Two – initial drilling and trenching(4): - Mobilization to Cassiar district and purchase of equipment & provisions - Rental and logistics of drill and backhoe based on a small Kabota type tracked backhoe and use of ATV’s to access target zones - Preparation of assays and generation of maps - Preparation of analytical reports to assess samples produced from drilling and trenching	10%	September 2012
	25%	September 2012
	50%	September 2012
	75%	September 2012
	100%	September 2012

Phase Three – extensive drilling and trenching(5)(6) - Mobilization to Cassiar district and purchase of equipment & provisions - Additional trenching work based on indications from Phase Two results - Modest diamond drilling program of approximately 1,500 to 2,500 feet based on Geophysical surveys (magnetic or induced potential) which would be used to target direction and depth of proposed target zones - Preparation of assays and generation of maps - Preparation of analytical reports to assess samples produced from drilling and trenching	10%	Funding insufficient to undertake Phase Three
	25%	Funding insufficient to undertake Phase Three
	50%	Limited Diamond Drilling Program completed by September 2013(7)
	75%	Moderate Diamond Drilling Program completed by September 2013(8)
	100%	Full Diamond Drilling Program completed by September 2013

Notes:

(1) Due diligence is expected to be completed within one month of the effective starting date of this offering, which is based on the effective date of this registration statement, and which we estimate to be August 2011.

(2) In respect of the exploration goals included in this schedule, we note that  bad weather and shortages of: qualified workers; available equipment; available housing; supplies and other logistical requirements, may require changes to some, or all, of the estimated completion dates in this timetable.

(3) The Judy 1 and McDame Mountain claim sites are located at an approximate elevation of 5,000 feet and can be subject to severe winter weather conditions. The field season at this elevation generally covers a period of June 1st to October 15th. As a result, if we do not raise sufficient capital by early September 2011 to fund our Phase One Initial Field Work, this component of Phase One will be merged into Phase Two and our estimated completion date for Phase One Initial Field Work will be moved to July 2012.

(4) The estimated September 2012 completion date for Phase Two may be moved forward if good weather conditions were to provide an early snow melt and allow an earlier than projected entry to the work sites in spring/summer 2012.

(5) Phase Three will only be undertaken if Phases One and Two provide positive indications that further work is warranted.

(6) The estimated September 2013 completion date for Phase Three may also be moved forward if good weather conditions were to provide an early snow melt and allow an earlier than projected entry to the work sites in spring/summer 2013. Additionally, we note again that the Judy 1 and McDame Mountain claim sites are located at an approximate elevation of 5,000 feet and can be subject to severe winter weather conditions and this could inhibit any helicopter assisted drilling program and impact our planned timetable.

(7) The 'Limited Diamond Drilling Program' would consist of approximately $47,325 of funds being invested. This represents approximately 14% of the $350,000 of funds which the 'Full Diamond Drilling Program' is budgeted to require.

(8) The 'Moderate Diamond Drilling Program' would consist of approximately $92,150 of funds being invested. This represents approximately 26% of the $350,000 of funds which the 'Full Diamond Drilling Program' is budgeted to require.

Geological Consultant

We have an agreement with Mr. S.G. Diakow to provide geological consulting services and to act as our exploration site manager. Geological staff will be recruited by Mr. Diakow from geological consultants who have worked with him in the area, plus local aboriginal geological technicians and workers located in the nearby village of Good Hope Lake.

Mr. Diakow is well known in the British Columbia mining community and is one of the most active prospectors in the Cassiar region. Mr. Diakow first worked in the Cassiar Mountains in 1974 with Union Carbide Exploration  Limited and has returned almost every year since then to independently explore for both gold-silver and base metals deposits.

Our Competition

The mineral exploration industry is intensely competitive in all phases. We will compete with many companies possessing greater financial resources and technical facilities than us for the acquisition of mineral concessions, claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees. We must overcome significant barriers to enter into the business of mineral exploration as a result of our limited operating history.

We cannot assure you that we will be able to compete in any of our business effectively with current or future competitors or that the competitive pressures faced by us will not have a material adverse effect on our business, financial condition and operating results.

Our Office

Our principal office is located at the home of our CEO. Our contact details are: Address: 3577 - 349 West Georgia Street Vancouver, British Columbia, Canada V6B 3Y4; Telephone 604.241.8972; Fax 604.241.8411; Email: dchristie@daneexploration.com. Our office premises are provided to us at no charge by David Christie, our sole director and officer.

Our Employees

Other than our officer and director, David Christie, we have no employees and use contracted services to perform legal services and our bookkeeping. Going forward, the Company will use consultants with specific skills to assist with various aspects of its project evaluation, due diligence, acquisition initiatives, corporate governance and property management.

Regulation

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. In British Columbia the process of posting the area, known as staking is done online at www.mtonline.gov.bc.ca. The claims we have purchased were staked by Mr. S.G. Diakow. These claims are presently recorded in the name of S.G. Diakow and held in trust by him for the Company.

Under British Columbia, law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never directly possess legal mining claim to the land. In order to comply with the law we will have to incorporate a British Columbia wholly owned subsidiary-corporation and obtain audited financial statements. Once we have increased our capital through completion of our financing initiatives, we plan to incorporate a wholly-owned subsidiary in British Columbia and Mr. Diakow will transfer all claim rights to that subsidiary. As a wholly-owned subsidiary, all accounts of our planned subsidiary will be consolidated and reported with those of this Company for financial statement purposes.

If Mr. Diakow were to transfer title to another person and that deed were to be recorded in their name before we were to have the claims recorded in the name of our planned subsidiary, that other person would have superior title and we would have no title to the claims we have purchased. If this were to occur, we would have to cease or suspend operations on those claims. In this event however, Mr. Diakow will be liable to us for monetary damages for breach of his fiduciary duty to us. If that occurs, we would sue Mr. Diakow for the loss of our investment.

All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Un-granted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's properties, that is the Province of British Columbia. In the nineteenth century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The company's property is one such acquisition. Accordingly, fee simple title to the company's property resides with the Crown.

The company's claims are mining leases issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The properties are unencumbered, that is there are no claims, liens, charges or liabilities against the properties, and there are no competitive conditions that are the action of some unaffiliated third party, which could affect the properties. Further, there is no insurance covering the properties and we believe that no insurance is necessary since the properties are unimproved and contains no buildings or improvements.

Overview of Our Mineral Exploration Business

Mineral exploration is essentially a research activity that does not produce a product. Successful exploration often results in increased project value that can be realized through the optioning or selling of the claimed site to larger companies. As such, we intend to acquire properties which we believe have potential to host economic concentrations of minerals. These acquisitions have and may take the form of mining claims on provincial land, or leasing claims, or private property owned by others. An “unpatented” mining claim is an interest that can be acquired to the mineral rights on open lands of the provincially owned public domain. Claims are staked in accordance with the rules and regulations pursuant to laws of British Columbia established by the Ministry of Energy, Mines and Petroleum Resources.

We plan to perform basic geological work to identify specific drill or trenching targets on the properties, and then collect subsurface samples by drilling or trenching to confirm the presence of mineralization (the presence of economic minerals in a specific area or geological formation). We may enter into joint venture agreements with other companies to fund further exploration work. We may include in our plans properties that may have been previously identified by third parties, including prior owners such as exploration companies, as mineral prospects with potential for economic mineralization. Often these properties have been sampled, mapped and sometimes drilled, usually with indefinite results. Accordingly, such acquired projects may either have some prior exploration history or may have strong similarity to a recognized geologic ore deposit model. Our current geographic focus is on northern British Columbia. The focus of our activity will be to acquire properties that we believe to be undervalued; including those that we believe to hold previously unrecognized mineral potential.

We also note that the Judy 1 and McDame Mountain claim properties have not yet been visited by our President and Sole Director. This fact potentially compromises the Company's assessment of the potential value of the claims and the Company's ability to properly assess all factors which may impact our exploration plans.

Market, Customers and Distribution Methods

Large and well capitalized markets are readily available for all metals and precious metals throughout the world. A very sophisticated futures market for the pricing and delivery of future production also exists. The price for metals is affected by a number of global factors, including economic strength and resultant demand for metals for production, fluctuating supplies, mining activities and production by others in the industry, and new and or reduced uses for subject metals.
The mining industry is highly speculative and of a very high risk nature. As such, mining activities involve a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Few mining projects actually become operating mines.

The mining industry is subject to a number of factors, including intense industry competition, high susceptibility to economic conditions (such as price of metal, foreign currency exchange rates, and capital and operating costs), and political conditions (which could affect such things as import and export regulations, foreign ownership restrictions). Furthermore, the mining activities are subject to all hazards incidental to mineral exploration, development and production, as well as risk of damage from earthquakes, any of which could result in work stoppages, damage to or loss of property and equipment and possible environmental damage. Hazards such as unusual or unexpected geological formations and other conditions are also involved in mineral exploration and development.

Mineral Exploration Industry and Licensing

The mineral exploration industry is highly competitive. We are a new exploration stage company and have a weak competitive position in the industry. We compete with junior and senior mineral exploration companies, independent producers and institutional and individual investors who are actively seeking to acquire mineral exploration properties throughout the world together with the equipment, labor and materials required to operate on those properties. Competition for the acquisition of mineral exploration interests is intense with many mineral exploration leases or concessions available in a competitive bidding process in which we may lack the technological information or expertise available to other bidders.  Many of the mineral exploration companies with which we compete for financing and for the acquisition of mineral exploration properties have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquiring mineral exploration interests of merit or on exploring or developing their mineral exploration properties. This advantage could enable our competitors to acquire mineral exploration properties of greater quality and interest to prospective investors who may choose to finance their additional exploration and development. Such competition could adversely impact our ability to attain the financing necessary for us to acquire further mineral exploration interests or explore and develop our current or future mineral exploration properties.  We also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to invest in such companies.

The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our acquisition or exploration programs if investors perceive that investments in our competitors are more attractive based on the merit of their mineral exploration properties or the price of the investment opportunity. In addition, we compete with both junior and senior mineral exploration companies for available resources, including, but not limited to, professional geologists, land specialists, engineers, camp staff, helicopters, float planes, mineral exploration supplies and drill rigs.

General competitive conditions may be substantially affected by various forms of exploration and mining legislation and/or regulation introduced from time to time by the government of the Province of British Columbia, the government of Canada and the governments of other countries, as well as factors beyond our control, including international political conditions, overall levels of supply and demand for mineral exploration.

The British Columbia Ministry of Energy, Mines and  Petroleum Resources ('BC Mines') is responsible for exploration permitting and the Canadian Federal Government becomes involved at a later stage when the project is further developed and meets standards which requires Federal environmental permit approvals. Phase Two of our proposed exploration program will require approval of an application to BC Mines which is expected to take approximately six weeks. During this six week period BC Mines will also refer the permit application to aboriginal stakeholders, which in this case is the Dease River Band, for a period of 15 days.

In the face of competition, we may not be successful in acquiring, exploring or developing profitable precious or base metal properties or interests, and we cannot give any assurance that suitable precious or base metal properties or interests will be available for our acquisition, exploration or development. Despite this, we hope to compete successfully in the mineral exploration industry by:

●	keeping our costs low;
●	relying on the strength of our management’s contacts; and
●	using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Intellectual Property

We have not filed for any protection of  a trademark and we do not have any other intellectual property.

Research and Development

We did not incur any research and development expenses during our first fiscal year, which covered the period from March 3, 2010 (inception) to September 30, 2010, or during the nine month period ended June 30, 2011.

Reports to Security Holders

Upon effectiveness of this Registration Statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. After the effectiveness of this Registration Statement we will begin filing Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the Securities and Exchange Commission in order to meet our timely and continuous disclosure requirements. We may also file additional documents with the Commission if they become necessary in the course of our Company’s operations.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Environmental Regulations

We are not aware of any material violations of environmental permits, licenses or approvals that have been issued with respect to our operations. We expect to comply with all applicable laws, rules and regulations relating to our business, and at this time, we do not anticipate incurring any material capital expenditures to comply with any environmental regulations or other requirements.

While our intended projects and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products or services, which could have a material adverse effect on our results of operations.

DESCRIPTION OF PROPERTY

Executive Office:

Our principal office is located at the home of our CEO. Our contact details are: Address: 3577 - 349 West Georgia Street Vancouver, British Columbia, Canada V6B 3Y4; Telephone 604.241.8972; Fax 604.241.8411; Email: dchristie@daneexploration.com. Our office premises are provided to us at no charge by David Christie, our sole director and officer.

Real Estate Policies:

Dane’s management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. Dane does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

Summary Description and Location

The Judy Claims are located 2 km (1.5 miles) northeast of Cassiar, British Columbia, Canada and lie at high elevation on McDame Mountain. The area has a long history of mineral exploration. The geological setting is a structurally complex area of Sylvester allochthon and Cassiar batholith granitic intrusions and,  according to Mr. S.G. Diakow, appears favorable for the discovery of epithermal gold and silver deposits. The tenures comprise an area of 627.96 hectares (1551.68 acres) (see figures 4 and 5) and are road accessible at elevations from approximately 1100 meters (3600 feet) to more than 1500 meters (5000 feet). (Please see Glossary of Certain Technical Terms on page 42 for definitions of geological terms used herein).

Regional History

The general Liard mining district of northwest British Columbia since 1874 has been a prolific producer of placer gold and is the site of several important deposits of metallic and non-metallic minerals. The area has been in recent years mapped by scientists from the British Columbia provincial Ministry of Energy and Mines who expanded upon the pioneering studies of the Canadian federal Geological Survey of Canada (especially Gabrielse, 1963 and Price, 1949-53) and the formerly enigmatic geology of the area has been rationalized and revealed in publications of that Ministry. Ground acquisition prospecting and mineral explorations activities currently are being pursued at a very elevated pace with particular attention to gold, molybdenum, and base metal occurrences. Placer mining operations continue to yield important amounts of gold each year.

The Cassiar area was subjected to several episodes of mineral exploration and prospecting. The earliest of which resulted from the Hudson Bay fur buying activity on the Dease River leading to the discovery of placer gold on McDame Creek in 1874.

R. Sylvester established a trading post at the mouth of McDame Creek in 1872. The post was taken over in 1875 by the Hudson Bay Company and maintained to 1943.

Placer gold was discovered on McDame Creek in 1874 and Walker Creek in 1877.

G. M. Dawson (1889), W. Pike (1896) and C. Camsell (1954) gave accounts of travel on and near Dease River before the turn of the century. The trail from Sandpile Creek, east of Deadwood Lake, to McDame and Lower Post was described by J.D. Moodie of the Royal North-west Mounted Police in a report on a trip from Edmonton to the Yukon (1899). Equipment for the construction of Watson Lake airport in 1941 was brought by barge down Dease River from Dease Lake to Lower Post. About this time a paddle-wheel steamer was used on Dease River between Lower Post and McDame Post. After limited service the steamer was wrecked in Two Mile Rapids.

Construction of the Alaska Highway in 1942-1943 contributed greatly to the development of the area. During the winter of 1946-47 Moccasin Mines Limited, with the assistance of the British Columbia government, constructed a road from the Alaska Highway to McDame Creek. This road provided the first all-land route to the area and thus stimulated prospecting and exploration.

The Cassiar Asbestos deposit was staked in 1950 and from that time the town of Cassiar grew until the mine closure in 1994.

In the middle years of the last century, helicopter usage facilitated access to the wilderness areas beyond the Stewart Cassiar Highway corridor and concomitantly geochemical survey techniques came into use. Unlike the development of the mining industry in the central parts of the province where many porphyry-type copper and copper-molybdenum deposits were discovered and, in many cases, placed in production, no similar mines resulted from that work. Several gold occurrences however received substantial amounts of exploration.

Mineral search in the Cassiar area has been mostly inactive in recent decades and, as a generalization, the area can be described as being “under-explored”.

Starting in year 2003, there has been a dramatic revival of prospecting activity in all of British Columbia. The Cassiar district has benefited from renewed enthusiasm and confidence within the mining industry that has resulted from the escalation of metal prices and the recovery of the junior mineral exploration sector. It has been the site of much claim staking and acquisition.

Description of Properties

Ownership Interest

On July 22, 2010, the Company purchased the Judy 1 claim tenure 735182 and the McDame Mountain claim tenure 821402 (collectively the ‘Judy Claims’) located in Northwest British Columbia, Canada from Mr. S.G. Diakow, an independent prospector. The Judy Claims are presently registered to Mr. S.G. Diakow and are held in trust for Dane Exploration Inc. A mineral exploration license is issued for one year. In order to maintain the claims, we must we must perform work on the claims or pay a fee in lieu of work expenditures. As long as the fees are paid, no work has to be performed to maintain the claims in good order. The renewal fees may increase in the future. The Judy Claims presently expire on October  19, 2011. We do not own any real property interest in the claims or any other property.  A copy of the agreement for the purchase of the Judy Claims is attached as Exhibit 10.2 to this Registration Statement.

The Company plans to explore and potentially develop the Judy Claims.   To maintain title in good standing it is necessary for the Company or its agent to perform and record physical or other acceptable work with a value of $4.00 per  hectare during the first three anniversary periods of: (i) July 20, 2011 to July 19, 2012; (ii) July 20, 2012 to July 19, 2013; (iii) July 20, 2013 to July 19, 2014; and then $8.00 per hectare in subsequent anniversary year periods  or pay the equivalent sum as cash in lieu of work. Failure to do work or pay the cash in lieu will result in forfeiture of title. These costs translate to $1,815 for the remainder of the first anniversary period which expires July 19, 2012; $2,512 per year for the next two anniversary periods; and then $5,024 per year for each subsequent anniversary year.

Access

The Judy Claims are located at high elevation in a dissected plateau terrane and for practical purposes are best accessed by 4 wheel drive vehicle or an all terrain vehicle. Highway 37, the old paved Stewart-Cassiar highway which was used to truck asbestos to the Pacific Ocean Port at Stewart, B.C. passes along the southern claim boundary of the Judy Claims. At this juncture an old mining road climbs McDame Mountain to the centre of the Judy Claims block. Over 90% of the claim block is above tree line. The claims can be easily worked by driving to the property and staying at either the village of Cassiar or at Jade City on Highway 37. A local labor force is available at the native village of Good Hope Lake 20 kilometers (12.5 miles) north along Highway 37 from the claim access road.

Climate and Vegetation

The Cassiar Mountains receive moderate precipitation but the bordering areas, Stikine Plateau to the west and Dease Plateau and Liard Plain to the east are relatively dry. Average annual precipitation over a 12-year period at Watson Lake in the Liard Plain, as reported by the Meteorological Division of the Canadian Department of Transport in 1954, was 16.75 inches. Of which 7.70 inches fell as snow (77 inches of snow). In the Cassiar Mountains the average annual precipitation averages approximately between 20 and 30 inches per year.

June, July and August, are the warmest and wettest months during which unsettled weather is experienced and showers are frequent. In early August of 2009 temperatures of 85 degrees Fahrenheit (‘F’) were recorded on eight successive days. The average daily maximum temperature during the summer months, however, is generally between 50º and 70º F.

January and February are the coldest months and temperatures may fall below -60º F. Snowfall is light in Dease River valley west of the Horseranch Range and horses have wintered successfully without cut hay for many years near the north end of the range.

The months of June, July, August and September are most suitable for prospecting although snow may hamper work in the mountains until the middle of June and after mid-September.

Much of the area is below timber-line, about 4500 feet above sea-level. White spruce and cottonwood are the largest trees and grow mainly in the moist but well-drained stream valleys. Gravel and sand terraces flanking the main streams support a growth of lodgepole pine, trembling aspen, and some birch. Black spruce and larch are abundant in poorly drained areas. Larch is particularly abundant in the valleys of Red, Deadwood and lower Dease Rivers. Dwarf birch, willow, balsam fir, slide alder, and juniper are locally abundant near timber-line. Willow grows along most of the stream courses. Willow, Labrador tea, sedges cotton grass, and peat moss are common in swamps and bogs.

Grassy slopes and meadows are found in many parts of the area and the tree-line is commonly at about 1500 metres (5000 feet).

Figure 1 - Map of Canada

Figure 2 - Satellite of View of Claim Area

Cassiar BC
© 2010 Europa Technologies
US Dept of State Geographer
© 2010 Tele Atlas
© 2010 Google
58°21'23.64" N 118°34'36.86" W elev 482 m
2009 Google
Eye alt 4804.95 km

Figure 3 - Map of British Columbia

Figure 4a - Map of British Columbia showing Judy Claims

LOCATION MAP JUDY CLAIMS

Location of Judy Claims

Fort St. John
Terrace
Williams Lake
Vancouver
Trail
Victoria

Legend

Provincial Boundary (1:6M)

- Boundary (International)
- Boundary (Interprovincial)

NTS Grid

Transportation - Lines (1:6M)

- Road - Trunk
- Road - Main
- Rail Line

Water - Lines (1:6M)

- River/Stream - Definite
- Lake - Definite
- Island - Definite
- Coastline - Definite

Major Cities

0 225 450 km.

Map center: 54°20' N, 125°25' W

Scale: 1:13,250,562

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

Notes: Red rectangle represents claim area blown up in Figure 4b

Figure 4b - Map of British Columbia Detailing Judy Claims Tenures

TENURES 735182 & 821402

735182
821402
Legend
Indian Reserves
National Parks
Conservancy Areas
Parks
Mineral Tenure (current)
Mineral Reserves (current)
Survey Parcels
BCGS Grid
Contours (1:250K)
Transportation - Points (TRIM)
Transportation - Lines (TRIM)
Scale: 1:44,586
1600 m.
Map center: 59° 18' 24" N, 129° 47' 8" W

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

Physiography

The Cassiar Mountains occupy the southwest and southern parts of the McDame map sheet National Topographic Series (NTS) 104 P. This is a rugged region exhibiting many features typical of alpine glaciations and having a maximum relief of about 4,000 feet. The principle rivers flow through the mountains in deep, relatively broad, U-shaped valleys. All streams belong to the Arctic drainage system and flow into Liard River or its tributaries. Structural trends in underlying rocks appear to be a major control for valleys of the southeasterly flowing part of Red River, Wadin Creek, and streams east of Solitary Lake. Elsewhere stream directions and structural trends in underlying bedrock are apparently not related.

Geology of Claims

The ground covered by the Judy claim group appears from maps in H. Gabrielse Memoir 319 to be underlain by Devonian Sylvester Group rocks that are in contact with Cassiar intrusives. The Judy Claims were located by map-staking following the British Columbia Mineral Titles Online process by Mr. S.G. Diakow. They are situated northeast of the Cassiar Batholith. and are located in Ancestral North America terrain in the northwesterly continuation of the Cassiar intrusives. In the vicinity of the Judy Claims there is a Cornucopia occurrence located on Quartzrock Creek about 9 kilometers east of Cassiar. This area is within the Sylvester allochthon, which is composed of Devonian-Triassic volcanic, sedimentary and ultramafic rocks, and these same rocks underlay the Judy Claims. The allochthon is locally bounded by the Cassiar batholilth to the west and overlies Paleozoic platformal rocks to the east.

Mineral Potential of the Judy 1 and McDame Mountain Claim Area

Mr. Diakow has been on the claim properties and reports that the properties have not previously been drilled; and that numerous quartz veins can be observed. These veins have not been sampled and therefore little is known about mineralization associated with the veins.

Regional Geology

Within the Cassiar–area, stratified, consolidated rocks of marine origin range in age from Proterozoic to Mississippian. The assemblage has been folded and faulted, and intruded by Mesozoic granitic rocks. The Intermontane Belt at this latitude is composed of predominantly Mesozoic arc volcanic and arc-derived sedimentary rocks some Tertiary sediments and basalts occur locally.

The Cassiar mining district is geologically varied and complex (Figure 5). It is bordered to the west by a series of small mountain ranges raised plateau’s and large fjord like lakes including some that are over a hundred miles in length. The plateaus are dominated by Mesozoic strata of mixed volcanic and volcanogenic formations. The central sector is a more mature terrain underlain by Devonian and Mississippian meta sediments of the Sylvester Group whereas the Intermontane Belt at this latitude is composed of predominantly Mesozoic arc volcanic and arc-derived sedimentary rocks. Sylvester Group sedimentary rocks of oceanic origin are intruded by the Cassiar Batholith. These intrusive rocks are made up of Quartz monzonite, granodiorite, granite, pegmatites, aplite and porphyritic granite.

The district is structurally complex, with numerous northwesterly-striking fault complexes, some of which are of crustal scale and profound and can be traced far from the area of concern in this report, others are splays that create imbrications or slivers of the various formations.

Several contrasting geological terrains are present in the Cassiar (Liard) mining district. Each has the potential to host important mineral deposits. Gold quartz veins are found where granitic intrusions are in contact with Meta sediments but are mainly significant as probable sources of placer gold. Other possible deposits include molybdenum, asbestos magnesium, and massive sulphide copper–zinc deposits.  The strong fault zones and related structures offer opportunities to locate mineral deposits associated with hydrothermal systems that may have exploited the fractures and other weaknesses.

Figure 5 -  GEOLOGY OF JUDY CLAIMS

REGIONAL GEOLOGY

JUDY CLAIMS
TAILINGS
TAILINGS
(ABANDONED)
(ABANDONED)
104P.031
104P.032
104P.021
104P.022
MINE
PIT
PIT (ABANDONED)
RAPIDS
0
1100
2200 m.
Map center: 59° 18' 3" N, 129° 47' 15" W

Fort St. John
Terrace
Quesnel
Williams Lake
Victoria

Legend

- Indian Reserves
- National Parks
- Conservancy Areas
- Parks
- Mineral Reserves (current)
- Placer Claim Designation
- Placer Lease Designation
- No Staking Reserve
- Conditional Reserve
- Release Required Reserve
- Surface Restriction
- Recreation Area
- Others
- BCGS Grid
- Contours (1:250K)
- Contour - Index
- Contour - Intermediate
- Area of Exclusion
- Area of Indefinite Contours
- Transportation - Points (TRIM)
- Helipad
- Transportation - Lines (TRIM)
- Airfield
- Airport
- Airstrip
- Airport Abandoned
- Ferry Route
- Road (Gravel Undivided) - 1 Lane
- Road (Gravel Undivided) - 2 Lanes
- Road (Gravel Undivided) - U/C - 1 Lane
- Road (Gravel Undivided) - U/C - 2 Lanes
- Road (Paved Divided) - Not Elevated - 1 Lane Each Way
- Road (Paved Divided) - Not Elevated -

Scale: 1:63,096

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

Notes: Green Sylvester Grp
Magenta Sandpile G
Blue Atan Group
Red Cassiar Intrus

LEGEND FOR GEOLOGY MAP

Red Color
JURASSIC AND/OR CRETACEOUS
Cassiar Intrusions: Quartz monzonite, granodiorite; granite, pegmatite, aplite, porphyritic granite

Green Color
DEVONIAN AND MISSISSIPPIAN
Sylvester Group: greenstone, chert-quartz arenite, chert, argillite, slate, quartzite, greywacke, limestone, conglomerate.

Magenta color
ORDOVICIAN, SILURIAN AND DEVONIAN
Sandpile Group: dolomite, cherty dolomite, dolomite breccias, sandy dolomite, dolomitic sandstone, sandstone, quartzite.

Blue Color
LOWER CAMBRIAN
Limestone, dolomite, slate, argillite; sandy limestone, red and green slate, shale, limestone.

(Source: geology by L.L. Price, 1949 and H. Gabrielse, 1950 – 1954)

REFERENCES

Gabrielse. H., (1964, McDame Map Area, Cassiar District, British Columbia (104P), Geol. Surv. Canada, Memoir 319, 60 p.

Bostock, H. S., (1948), Physiography of the Canadian Cordillera, with special reference to the area north of the fifty-fifth parallel, Geol. Surv. Canada. Memoir 247, 101 p.

Christie. R. L., (1957), Bennett, Cassiar District, British Columbia, Geol. Surv. Canada preliminary series map 19-1957.

Howell, William A.: Bridge, David J., (1995), Assessment Report on Diamond Drilling Performed by International Taurus Resources Inc. on the Cornucopia Claim Group, Liard Mining District. Assessment Report 24222. submitted to Ministry of Energy and Mines

1987 British Columbia Department of Mines Assessment Reports, Assessment Report on Diamond Drilling Performed by International Taurus Resources Inc. on the Cornucopia Claim Group, Liard Mining District. Assessment Report 16777 submitted to Ministry of Energy and Mines.

Overview of Regulatory, Economic and Environmental Issues

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking.

All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Un-granted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the company's property, that is the Province of British Columbia. In the nineteenth century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The company's property is one such acquisition. Accordingly, fee simple title to the company's property resides with the Crown.

Underground metal mines generally involve higher grade ore bodies. Less tonnage is mined underground, and generally the higher grade ore is processed in a mill or other refining facility. This process results in the accumulation of waste by-products from the washing of the ground ore. Mills require associated tailings ponds to capture waste by-products and treat water used in the milling process.

Capital costs for mine, mill and tailings pond construction can easily run into the hundreds of millions of dollars. These costs are factored into the profitability of a mining operation. Metal mining is sensitive to both cost considerations and to the value of the metal produced. Metals prices are set on a world-wide market and are not controlled by the operators of the mine. Changes in currency values or exchange rates can also impact metals prices. Thus changes in metals prices or operating costs can have a huge impact on the economic viability of a mining operation.

Environmental protection and remediation is an increasingly important part of mineral economics. Estimated future costs of reclamation or restoration of mined land are based principally on legal and regulatory requirements. Reclamation of affected areas after mining operations may cost millions of dollars. Often governmental permitting agencies are requiring multi-million dollar bonds from mining companies prior to granting permits, to insure that reclamation takes place. All environmental mitigation tends to decrease profitability of the mining operation, but these expenses are recognized as a cost of doing business by modern mining and exploration companies.

Mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. We conduct our operations so as to protect the public health and environment and our operations are presently in compliance with applicable laws and regulations in all material respects. We expect in the future to make expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Every mining activity has an environmental impact. In order for a proposed mining project to be granted the required governmental permits, mining companies are required to present proposed plans for mitigating this impact. In the British Columbia, where our properties are located, no mine can operate without obtaining a number of permits. These permits address the social, economic, and environmental impacts of the operation and include numerous opportunities for public involvement and comment.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in British Columbia specifically.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the currently planned work programs. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potentially economic deposit is discovered.

If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in the exploration phases because the impact on the project area is greater. Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment.

Examples of regulatory requirements include:

1.	Water discharge will have to meet water standards;
2.	Dust generation will have to be minimal or otherwise re-mediated;
3.	Dumping of material on the surface will have to be re-contoured and re-vegetated;
4.	An assessment of all material to be left on the surface will need to be environmentally benign;
5.	Ground water will have to be monitored for any potential contaminants;
6.	The socio-economic impact of the project will have to be evaluated and, if deemed negative, will have to be re-mediated; and
7.	There will have to be a report on the impact of the work on the local fauna and flora.

Plan of Exploration

A detailed plan of exploration for our properties can be found further in this Prospectus on page 66 under the section titled “Management’s Discussion and Analysis”.

Glossary of Certain Technical Terms

Many of the following terms and definitions have been taken from Glossary of Geology, Fourth Edition, Julia A. Jackson, editor, American Geological Institute, Alexandria, Virginia, 1997 and are used in the technical descriptions in this registration statement.

Aplite	In petrology, the name given to intrusive rock in which quartz and feldspar are the dominant minerals.

Assay	A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

Basalt	Basalt is a common extrusive volcanic rock. It is usually grey to black and fine-grained due to rapid cooling.

Base metal	Any non-precious metal (e.g. copper, lead, zinc, nickel, etc.).

Batholith	A body of crystalline plutonic rock, may be homogeneous or compounded from more than one magmatic source: area in outcrop or subcrop in excess of 100 square kms.

Development	Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

Devonian	The Devonian is a geologic period and system of the Paleozoic Era spanning from 416 to 359.2 million years ago.

Diamond Drill	A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Dip
The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike. A vein is a mineralized zone having a more or less regular development in length, width and depth, which clearly separates it from neighboring rock. A strike is the direction or bearing from true north of a vein or rock formation measured on a horizontal surface.

Drift	A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

Epithermal
Refers to the process of near surface ore deposition by fluids from an intrusive source, see also mesothermal; said of a mineral deposit formed within about 1km of the earth’s surface and in the temperature range 50-200 degrees C. occurring mainly as veins. Also said of that environment.

Exploration	Work involved in searching for ore, usually by drilling or driving a drift.

Fracture
A break in the rock, the opening of which allows mineral bearing solutions to enter. A “cross-fracture” is a minor break extending at more-or-less right angles to the direction of the principal fractures.

Geophysical Survey	Indirect methods of investigating the subsurface geology using the applications of physics including electric, gravimetric, magnetic, electromagnetic, seismic, and radiometric principles.

Grade	The average assay of a ton of ore, reflecting metal content.

Granite	A common, coarse-grained, light-colored, hard igneous rock consisting chiefly of quartz, orthoclase or microcline, and mica.

Granodiorite	Granodiorite (rock), medium- to coarse-grained rock that is among the most abundant intrusive igneous rocks.

Host Rock	The rock surrounding an ore deposit.

Intrusive Rocks	A rock formation that intrudes into a host rock. A body of igneous rock is formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

Limestone	A bedded, sedimentary deposit consisting chiefly of calcium carbonate.

Massive sulphide	Massive sulfide ore deposits are a type of metal sulfide ore deposit, mainly Cu-Zn-Pb.

Mesothermal
Refers to a mineral deposit formed at moderate depth hence at “moderate” temperature and pressures. Said of a hydrothermal mineral deposit formed at considerable depth and in the temperature range of 200-300 degrees C. Also said of that environment.

Mesozoic	The Mesozoic Era is a period from about 250 million years ago to about 67 million years ago. It is called the Age of Dinosaurs because most dinosaurs lived in this period.

Mill
A processing plant that produces a concentrate of the valuable minerals or metals contained in an ore. The concentrate must then be treated in some other type of plant, such as a smelter, to affect recovery of the pure metal, recovery being the percentage of valuable metal in the ore that recovered by metallurgical treatment.

Mine Development	The work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

Mineral	A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal forms.

Mineral Reserve
The economically mineable part of a measured or indicated mineral resource. Appropriate assessments, often called feasibility studies, have been carried out and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social, and governmental factors. These assessments demonstrate, at the time of, that extraction is reasonably justified. Mineral reserves are sub-divided, in order of increasing confidence, into probable and proven categories. A probable reserve is the economically mineable part of an indicated (and in certain circumstances, measured) resource. A proven reserve is the economically mineable part of a measured resource.

Mineral Resource
A deposit or concentration of natural, solid, inorganic or fossilized organic substance in such quantity and at such grade or quality that extraction of the material at a profit is currently or potentially possible. Mineral resources are sub-divided, in order of increasing geological confidence, into inferred, indicated and measured categories. An inferred resource designation comes from limited sampling data insufficient for verification of deposit quantity and quality, but it is usually supported by limited geological, geochemical and geophysical data. An indicated resource designation comes from sampling data spaced closely enough to allow certain assumptions of deposit quantity and quality and to clearly establish its mineral content. Finally, a measured resource designation comes from sampling data spaced closely enough to allow confirmation of deposit quantity and quality and to allow a preliminary evaluation of the economic viability of the deposit.

Mineralized Material Deposit
A mineralized body, which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC or standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude economic feasibility.

Mississippian
The fifth period of the Paleozoic Era beginning about 350 million years ago and ending about 320 million years ago. The Mississippian System (referring to rocks) or Period (referring to the time during which these rocks were deposited) is employed in North America as the lower (or older) subdivision of the Carboniferous, as used in Europe and on other continents.

Pegmatites	A pegmatite is a very coarse-grained, intrusive igneous rock composed of interlocking grains usually larger than 2.5 cm in size.

Porphyritic Granite	Granite rock with two grain sizes, containing large crystals (phenocrysts) of orthoclase feldspar (reddish) and smaller granite-size grains of quartz.

Proterozoic	The Proterozoic eon is an interval of geologic time of nearly 2 billion years extending from about 2500 million years ago (‘mya’) to about 542 mya.

Quartz Monzonite	Quartz monzonite (or adamellite) is an intrusive igneous rock that has an approximately equal proportion of orthoclase and plagioclase feldspars.

Tertiary Sediments	The Tertiary record of the sediments is essentially restricted to the Paleogene strata (namely, those of Paleocene–late Oligocene age).

LEGAL PROCEEDINGS

There are no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our officer and director, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for the common stock. Dane anticipates applying for trading of the common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, Dane can provide no assurance that its shares will be traded on the OTCBB or, if traded, that a public market will materialize.

Holders of the Common Stock

As of the date of this registration statement, Dane had one (1) registered shareholder.  David Christie, sole officer and director currently owns 50,000,000 common shares, which represent 100% of the issued and outstanding common stock.

Dividend Policy

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any further determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on the financial condition, operating results, capital requirements and other factors that our board deems relevant. We have never declared a dividend.

Equity Compensation Plan

To date, Dane has no equity compensation plan, has not granted any stock options and has not granted registration rights to any person(s).

FINANCIAL STATEMENTS

Our financial statements, together with the report of auditor , are as follows:

INDEX TO
FINANCIAL STATEMENTS

Page

Interim Financial Statements for the periods from October 1, 2010 to June 30, 2011; March 3, 2010 to June 30, 2010 and the Exploration Stage period of March 3, 2010 to June 30, 2011:

Balance Sheets	48

Statements of Operations	49

Statements of Cash Flows	50

Notes to Financial Statements	51

Financial Statements for Dane Exploration Inc.’s first fiscal year ended September 30, 2010 and the Exploration Stage period of March 3, 2010 to September 30, 2010:

Report of Independent Registered Public Accounting Firm	56

Balance Sheet	57

Statements of Operations	58

Statement of Stockholders’ Equity	59

Statements of Cash Flows	60

Notes to Financial Statements	61

DANE EXPLORATION INC.
(An Exploration Stage Company)

Balance Sheets

	June 30, 2011 (Unaudited)	September 30, 2010 (See Note 1)
ASSETS

CURRENT ASSETS
Cash	$4,162	$12,367
Prepaid expenses	350	-
Total current assets	4,512	12,367

Total assets	$4,512	$12,367

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$84	$-
Advances from shareholder (Note 6)	5,725	-
Total current liabilities	5,809	12,367
Total liabilities	$5,809	$12,367

COMMITMENTS AND CONTINGENCIES (Note 5)	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)
Common shares, 250,000,000 shares with par value $0.001 authorized, 50,000,000 shares issued and outstanding at June 30, 2011 and September 30, 2010 (Note 7)	50,000	50,000
Paid-in Capital (Note 7)	(25,000)	(25,000)
Accumulated deficit in the exploration stage	(26,297)	(12,633)
Total stockholders’ equity (deficit)	(1,297)	12,367

Total liabilities and stockholders’ equity	$4,512	$12,367

The accompanying notes to financial statements are an integral part of these financial statements

DANE EXPLORATION INC.
(An Exploration Stage Company)

Statements of Operations
(Unaudited)

	Three months ended June 30, 2011		Period from March 3, 2010 (inception) to June 30, 2010		Nine months ended June 30, 2011		Period from March 3, 2010 (inception) to June 30, 2010		March 3, 2010 (inception) through June 30, 2011

EXPENSES:
Exploration expenses		$-		$-		$572		$-	572
Professional fees		100		-		9,100		-	14,100
Administrative expenses		933		-		3,992		121	4,125
Impairment of mineral properties		-		-		-		-	7,500
Total expenses		1,033		-		13,664		121	26,297

Net (loss) from Operations		(1,033)		-		(13,664)		(121)	(26,297)

Net (loss)		$(1,033)		$-		$(13,664)		$121	(26,297)

Loss per common share	$	Nil	$	Nil	$	Nil	$	Nil

Weighted average shares Outstanding		50,000,000		Nil		50,000,000		Nil

The accompanying notes to financial statements are an integral part of these financial statements

DANE EXPLORATION INC.
(An Exploration Stage Company)

Statements of Cash Flows
(Unaudited )

	Nine months ended June 30, 2011	Period from March 3, 2010 (inception) to June 30, 2010	March 3, 2010 (inception) through June 30, 2011

Cash flows from operating activities:
Net loss for the period	$(13,664)	$(121)	$(26,297)
Adjustments to reconcile net loss
to net cash used in operating activities:
Mineral property impairments	-	-	7,500
Prepaids	(350)	-	(350)
Accounts payable and accrued expenses	84	-	84
Net cash (used) by operating activities	(13,930)	(121)	(19,063)

Cash flows from investing activities:
Purchase of Mineral Property Claim	-	-	(7,500)
Net cash (used) by investing activities	-	-	(7,500)

Cash flows from financing activities:
Advances from shareholder	5,725	-	5,725
Common shares subscribed but unissued		5,000
Common stock issued for cash	-	-	25,000
Net cash provided by financing activities	5,725	5,000	30,725

Net increase (decrease) in cash	(8,205)	4,879	4,162

Cash, beginning of period	12,367	-	-

Cash, end of period	$4,162	$4,879	$4,162

The accompanying notes to financial statements are an integral part of these financial statements

DANE EXPLORATION INC.
(An Exploration Stage Company)

Notes to Financial Statements
(Unaudited)

Note 1 – Operations

Organization and Description of Business

Dane Exploration, Inc. (“Dane”, “We”, or the “Company”) was incorporated in the State of Nevada on March 3, 2010. Since inception the Company has not been involved in any bankruptcy, receivership or similar proceedings, nor has it been involved in any reclassification, consolidation, or merger arrangements. The financial statements included herein have been prepared by Dane Exploration, Inc. in accordance with accounting principles generally accepted in the United States and should be read in conjunction with our audited financial statements for our fiscal year ended September 30th (which are also included in this registration statement).

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company was formed for the purposes of acquiring exploration and development stage mineral properties. The Company has begun implementation of its strategic plans and has purchased mineral exploration claims in Northwest British Columbia, Canada.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements, which are stated in U.S. Dollars.

The results of operations for the interim period is not necessarily indicative of the results for the full year. In management’s opinion all adjustments necessary for a fair presentation of the Company’s financial statements are reflected in the interim period included, and are of a normal recurring nature.

This summary of significant accounting policies is presented to assist in understanding Dane Exploration Inc.’s financial statements. The financial statements reflect the following significant accounting policies:

Exploration Stage Company

The Company is an exploration stage company. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. As an exploration stage enterprise, the Company discloses the deficit accumulated during the exploration stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.

DANE EXPLORATION INC.
(An Exploration Stage Company)

Notes to Financial Statements
(Unaudited)

Exploration Costs and Mineral Property Right Acquisitions

The Company purpose is primarily the acquisition and exploration of mining properties.  Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred. The Company assesses the carrying costs for impairment under ASC 360-10-35. An impairment is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the mineral property. Impairment losses, if any, are measured as the excess of the carrying amount of the mineral property over its estimated fair value. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the proven and probable reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Basic and Diluted Net Loss per Share

Basic loss per share is calculated by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss available to common stockholders by common stock equivalents.

Estimated Fair Value of Financial Instruments

The  carrying  value  of  accounts  payable,  and  other  financial  instruments reflected  in  the  financial  statements  approximates  fair  value  due  to the short-term maturity of the instruments. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates in effect in the years during which the differences are expected to reverse and upon the possible realization of net operating loss carry-forwards. Additionally, the Company has not recognized any amount for a tax position taken or expected to be taken on its tax return, or for any interest or penalties.

DANE EXPLORATION INC.
(An Exploration Stage Company)

Notes to Financial Statements
(Unaudited)

Valuation of Long-Lived Assets

The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of un-depreciated balances through measurement of undiscounted operation cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

Start-up Costs

The Company expenses the cost of start-up activities, including organizational costs, as those costs are incurred.

Foreign Currency

The books of the Company are maintained in United States dollars and this is the Company’s functional and reporting currency. Transactions denominated in other than the United States dollar are translated as follows with the related transaction gains and losses being recorded in the Statements of Operations:

(i)	Monetary items are recorded at the rate of exchange prevailing as at the balance sheet date;
(ii)	Non-Monetary items including equity are recorded at the historical rate of exchange; and
(iii)	Revenues and expenses are recorded at the period average in which the transaction occurred.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and demand deposits in banks with an initial maturity of 90 days or less.

Risks and Uncertainties

The Company is subject to substantial business risks and uncertainties inherent in starting a new business. There is no assurance that the Company will be able to generate sufficient revenues or obtain sufficient funds necessary for launching a new business venture.

Recent Accounting Pronouncements

Various accounting pronouncements have been issued during 2010, none of which are expected to have a material effect on the financial statements of the Company.

Other

The Company consists of one reportable business segment.

We did not have any off-balance sheet arrangements as of June 30 , 2010.

DANE EXPLORATION INC.
(An Exploration Stage Company)

Notes to Financial Statements
(Unaudited)

Note 3 – Going Concern

Generally accepted accounting principles in the United States of America contemplate the continuation of the Company as a going concern. However, the Company had a net loss for the nine months ended June 30, 2011 of $(13,664) and has limited business operations, which raises substantial doubt about the Company’s ability to continue as a going concern. The continuation of the Company is dependent upon it raising additional capital. As of June 30, 2011, we projected the Company would need additional cash resources to fund its exploration plans and ongoing administrative expenses. The Company intends to attempt to acquire additional operating capital through a public offering of 25,000,000 common shares at $0.02 per share, however, there is no assurance that this equity offering will successfully raise sufficient funds to assure the eventual profitability of the Company. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Note 4 – Acquisition of Mineral Properties and Impairments on  Mineral Properties

On July 22, 2010, the Company purchased the Judy Mineral Claims located in Northwest British Columbia, Canada from an independent prospector. As reported at year-end September 30, 2010, the Company does not yet have sufficient geological evidence to establish a reserves estimate. Accordingly, the Company recorded an impairment loss of $7,500 against the mineral property asset as of September 30, 2010.

Note 5 – Commitments and Contingencies

The Judy 1 claim Tenure 735182 and the McDame Mountain claim tenure 821402 originally each had expiry dates of July 19, 2011, but have each been extended to expiry dates of October 19, 2011 through the payment of fees in lieu of work. A mineral exploration license is issued for one year. In order to maintain the claims, we must we must perform work on the claims or pay a fee in lieu of work expenditures. As long as the fees are paid, no work has to be performed to maintain the claims in good order. The renewal fees may increase in the future. In order to maintain title in good standing it is necessary for the Company or its agent to perform and record physical or other acceptable work with a value of $4.00 per  hectare during the first three anniversary periods of: (i) July 20, 2011 to July 19, 2012; (ii) July 20, 2012 to July 19, 2013; (iii) July 20, 2013 to July 19, 2014; and then $8.00 per hectare in subsequent anniversary year periods or pay the equivalent sum as cash in lieu of work. Failure to do work or pay the cash in lieu will result in forfeiture of title. These costs translate to $1,815 for the remainder of the first anniversary period which expires July 19, 2012; $2,512 per year for the next two anniversary periods; and then $5,024 per year for each subsequent anniversary year. Failure on our part to make the required expenditures or payments in lieu of work would result in the loss of our claims and would have a material adverse effect on the financial condition of our company.

Note 6 – Advances from Shareholder

During the nine months ended June 30, 2011, our CEO advanced $5,725 to the Company. These advances are non-interest bearing and payable on demand.

DANE EXPLORATION INC.
(An Exploration Stage Company)

Notes to Financial Statements
(Unaudited)

Note 7 – Common Stock  and Common Shares Subscribed But Unissued

During the period of March 3, 2010 to June 30, 2010, our President deposited funds to the Company for the purchase of common shares. At June 30, 2010 these shares were not yet issued and to record this transaction on the Statement of Cash Flows, this transaction has been recorded as Common Shares Subscribed but Unissued.

On July 16, 2010 the Company issued 50,000,000 shares of its common stock to its President for cash. This transaction was valued at a board approved value of $0.0005 per share for total proceeds of $25,000. Because the transaction price of the founder’s shares was below par value of $0.001, a discount to Paid in Capital of $(25,000) has been recorded.

DANE EXPLORATION INC.
(An Exploration Stage Company)

Report of Independent Registered Public Accounting Firm

To Board of Directors and
Stockholders of Dane Exploration Inc.
(an Exploration Stage Company)

We have audited the accompanying balance sheet of Dane Exploration Inc. (an Exploration Stage Company) (the Company) as of September 30, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the year ended September 30, 2010, and for the period from March 3, 2010 (date of inception) to September 30, 2010. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dane Exploration Inc. (an Exploration Stage Company) as of September 30, 2010, and the results of its operations and its cash flows for the year ended September 30, 2010 and for the period from March 3, 2010 (date of inception) to September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company does not have the necessary working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in the Notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Madsen & Associates CPAs, Inc.

Madsen & Associates CPAs, Inc.
Salt Lake City, Utah
February 2, 2011

DANE EXPLORATION INC.
(An Exploration Stage Company)

Balance Sheet

September 30, 2010
ASSETS

CURRENT ASSETS
Cash	$12,367
Total current assets	12,367

Total assets	$12,367

LIABILITIES AND STOCKHOLDERS’ EQUITY

COMMITMENTS AND CONTINGENCIES (Note 5)	-

STOCKHOLDERS’ EQUITY
Common shares, 250,000,000 shares with par value $0.001 authorized, 50,000,000 shares issued and outstanding at September 30, 2010 (Note 7)	50,000
Paid-in Capital (Note 7)	(25,000)
Deficit accumulated during the exploration stage	(12,633)
Total stockholders’ equity	12,367

Total liabilities and stockholders’ equity	$12,367

The accompanying notes to financial statements are an integral part of these financial statements

DANE EXPLORATION INC.
(An Exploration Stage Company)

Statements of Operations

	Year ended September 30, 2010		March 3, 2010 (inception) through September 30, 2010

EXPENSES:
Professional fees		$5,000	$5,000
Administrative expenses		133	133
Impairment of mineral properties		7,500	7,500
Total expenses		12,633	12,633

Net (loss) from Operations		(12,633)	(12,633)

Net (loss)		$(12,633)	$(12,633)

Loss per common share	$	Nil

Weighted average shares Outstanding		18,160,377

The accompanying notes to financial statements are an integral part of these financial statements

DANE EXPLORATION INC.
(An Exploration Stage Company)

Statement of Stockholders’ Equity
From March 3, 2010 (Inception) through September 30, 2010

	Common Shares	Common Stock	Paid-in Capital	Deficit Accumulated During Exploration Stage	Total Stockholders’ Equity (Deficit)

Balance at March 3, 2010 (inception)	—	—	—	—	—
Common shares issued for cash at $0.0005 July 16, 2010	50,000,000	$50,000	$(25,000)	$—	$25,000
Net loss for year ended September 30, 2010	—	$—	$—	$(12,633)	$(12,633)
Balance, September 30, 2010	50,000,000	$50,000	$(25,000)	$(12,633)	$12,367

The accompanying notes to financial statements are an integral part of these financial statements

DANE EXPLORATION INC.
(An Exploration Stage Company)

Statements of Cash Flows

	Year ended September 30, 2010	March 3, 2010 (inception) through September 30, 2010

Cash flows from operating activities:
Net loss for the period	$(12,633)	$(12,633)
Adjustments to reconcile net loss to net cash used in operating activities:
Mineral property impairments	7,500	7,500
Net cash (used) by operating activities	(5,133)	(5,133)

Cash flows from investing activities:
Purchase of Mineral Property Claim	(7,500)	(7,500)
Net cash (used) by investing activities	(7,500)	(7,500)

Cash flows from financing activities:
Common stock issued for cash	25,000	25,000
Net cash provided by financing activities	25,000	25,000

Net increase (decrease) in cash	12,367	12,367

Cash, beginning of period	—	—

Cash, end of period	$12,367	$12,367

The accompanying notes to financial statements are an integral part of these financial statements

DANE EXPLORATION INC.
(An Exploration Stage Company)

Notes to Financial Statements

Note 1 – Operations

Organization and Description of Business

Dane Exploration, Inc. (“Dane”, “We”, the “Registrant”, or the “Company”) was incorporated in the State of Nevada on March 3, 2010. Since inception the Company has not been involved in any bankruptcy, receivership or similar proceedings, nor has it been involved in any reclassification, consolidation, or merger arrangements. The financial statements included herein have been prepared by Dane Exploration, Inc. (the “Company”) in accordance with accounting principles generally accepted in the United States and our fiscal year end is September 30th.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company was formed for the purposes of acquiring exploration and development stage mineral properties. The Company has begun implementation of its strategic plans and has purchased mineral exploration claims in Northwest British Columbia, Canada.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements, which are stated in U.S. Dollars.

This summary of significant accounting policies is presented to assist in understanding Dane Exploration Inc.’s financial statements. The financial statements reflect the following significant accounting policies:

Exploration Stage Company

The Company is an exploration stage company. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. As an exploration stage enterprise, the Company discloses the deficit accumulated during the exploration stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.

DANE EXPLORATION INC.
(An Exploration Stage Company)

Notes to Financial Statements

Exploration Costs and Mineral Property Right Acquisitions

The Company purpose is primarily the acquisition and exploration of mining properties.  Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred. The Company assesses the carrying costs for impairment under ASC 360-10-35. An impairment is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the mineral property. Impairment losses, if any, are measured as the excess of the carrying amount of the mineral property over its estimated fair value. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the proven and probable reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Basic and Diluted Net Loss per Share

Basic loss per share is calculated by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss available to common stockholders by common stock equivalents.

Estimated Fair Value of Financial Instruments

The  carrying  value  of  accounts  payable,  and  other  financial  instruments reflected  in  the  financial  statements  approximates  fair  value  due  to the short-term maturity of the instruments. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates in effect in the years during which the differences are expected to reverse and upon the possible realization of net operating loss carry-forwards. Additionally, the Company has not recognized any amount for a tax position taken or expected to be taken on its tax return, or for any interest or penalties.

DANE EXPLORATION INC.
(An Exploration Stage Company)

Notes to Financial Statements

Valuation of Long-Lived Assets

The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of un-depreciated balances through measurement of undiscounted operation cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

Start-up Costs

The Company expenses the cost of start-up activities, including organizational costs, as those costs are incurred.

Foreign Currency

The books of the Company are maintained in United States dollars and this is the Company’s functional and reporting currency. Transactions denominated in other than the United States dollar are translated as follows with the related transaction gains and losses being recorded in the Statements of Operations:

(iv)	Monetary items are recorded at the rate of exchange prevailing as at the balance sheet date;
(v)	Non-Monetary items including equity are recorded at the historical rate of exchange; and
(vi)	Revenues and expenses are recorded at the period average in which the transaction occurred.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and demand deposits in banks with an initial maturity of 90 days or less.

Risks and Uncertainties

The Company is subject to substantial business risks and uncertainties inherent in starting a new business. There is no assurance that the Company will be able to generate sufficient revenues or obtain sufficient funds necessary for launching a new business venture.

Recent Accounting Pronouncements

Various accounting pronouncements have been issued during 2010, none of which are expected to have a material effect on the financial statements of the Company.

Other

The Company consists of one reportable business segment.

We did not have any off-balance sheet arrangements as of September 30, 2010.

DANE EXPLORATION INC.
(An Exploration Stage Company)

Notes to Financial Statements

Note 3 – Going Concern

Generally accepted accounting principles in the United States of America contemplate the continuation of the Company as a going concern. However, the Company had a net loss for the period from March 3, 2010 (inception) to September 30, 2010 of $(12,633) and has limited business operations, which raises substantial doubt about the Company’s ability to continue as a going concern. The continuation of the Company is dependent upon the continuing financial support of stockholders of the Company. As of September 30, 2010, we projected the Company would need additional cash resources to operate during the upcoming 12 months. The Company intends to attempt to acquire additional operating capital through shareholder loans from its president and private equity offerings to the public and existing investors to fund its business plan. However, there is no assurance that equity or debt offerings will successfully raise sufficient funds to assure the eventual profitability of the Company. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Note 4 – Acquisition of Mineral Properties and Impairments on  Mineral Properties

On July 22, 2010, the Company purchased the Judy Mineral Claims located in Northwest British Columbia, Canada from an independent prospector. As of September 30, 2010, the Company did not have sufficient geological evidence to establish a reserves estimate. Accordingly, the Company has recorded an impairment loss of $7,500 against the mineral property asset.

Note 5 – Commitments and Contingencies

Both the Judy 1 claim Tenure 735182 and the McDame Mountain claim Tenure 821402 have expiry dates of July 19, 2011. In order to maintain title in good standing it is necessary for the Company or its agent to perform and record physical or other acceptable work with a value of $3.90 per  hectare during fiscal years 2011 to 2014 and $7.80 per hectare in subsequent years or pay the equivalent sum as cash in lieu of work. Failure to do work or pay the cash in lieu will result in forfeiture of title. These costs translate to $2,449 per year for fiscal years 2011 to 2014 and $$4,898 subsequently.

Note 6 – Income Taxes

The Company is subject to federal income taxes in the United States. The Company has had no net income and therefore has not paid nor has any income taxes owing.

Deferred income taxes arise from temporary timing differences in the recognition of income and expenses for financial reporting and tax purposes. The Company's deferred tax assets consist entirely of the benefit from net operating loss carry-forwards. The Company's deferred tax assets are offset by a valuation allowance due to the uncertainty of the realization of the net operating loss carry-forwards. Net operating loss carry-forwards may be further limited by a change in company ownership and other provisions of the tax laws.

DANE EXPLORATION INC.
(An Exploration Stage Company)

Notes to Financial Statements

Income taxes at the statutory rate are reconciled to the Company’s actual income taxes as follows:

Income tax benefit at statutory rate resulting from net operating Loss carryforward	(35%)
Deferred income tax valuation allowance	35%
Actual tax rate	0%

The Company's deferred tax assets, valuation allowance, and change in valuation allowance are as follows (“NOL” denotes Net Operating Loss):

Year Ending	Estimated NOL Carry-forward	NOL Expires	Estimated Tax Benefit from NOL	Valuation Allowance	Net Tax Benefit

2010	$(12,633)	2030	$4,422	$(4,422)	$—

	$(12,633)		$4,422	$(4,422)	$—

The total valuation allowance for the year ended September 30, 2010 is $(4,422) which increased by $(4,422) for the year ended September 30, 2010.

Note 7 – Common Stock

On July 16, 2010 the Company issued 50,000,000 shares of its common stock to its President for cash. This transaction was valued at a board approved value of $0.0005 per share for total proceeds of $25,000. Because the transaction price of the founder’s shares was below par value of $0.001, a discount to Paid in Capital of $(25,000) has been recorded.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Forward Looking Statements

Certain information contained in this Management Discussion and Analysis, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements.” Forward-looking statements are by their nature subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward-looking statements. You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors" and elsewhere in this prospectus.

Overview

We are a start-up, exploration stage company with a limited operating history. We intend to pursue exploration opportunities regarding mineral exploration projects as opportunities arise. Our financial statements are prepared in accordance with U.S. generally accepted accounting principles and we have expensed all development expenses related to the establishment of the company.

We were recently incorporated on March 3, 2010 in the State of Nevada and have no subsidiaries. We have acquired mineral exploration claims but have not yet begun operations and have not generated any revenue. We intend to commence operations as an exploration stage company and will be engaged in the exploration of mineral properties with a view to exploiting any mineral deposits we discover. We own two mineral claim tenures comprising an area of 627.96 hectares (1551.68 acres) which are located east of the village of Cassiar, British Columbia, Canada. We do not have any current plans to acquire interests in additional mineral properties, though we may consider such acquisitions in the future.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business. Our auditors’ opinion is based on the uncertainty of our ability to establish profitable operations. The opinion results from the fact that we have not generated any revenues. Accordingly, we must raise cash from sources other than operations. If we are successful in only selling 10% of the common shares included in this offering to raise gross proceeds of $50,000, we expect to be able to fund Phases One and Two of our exploration plans and will be able to cover administrative expenses for a period of twelve to eighteen months. If we are not successful in selling any of the common shares included in this offering, we will not have sufficient financial resources to fund our exploration program and will have only limited funds to cover our administrative expenses. In this event, we will need to find other sources of capital and may become insolvent and fail if we are unsuccessful in these efforts and any investment made into our company will be lost in its entirety.

We have only one Officer and one Director who is one and the same person. He is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

The Company’s ability to commence operations is entirely dependent upon the proceeds to be raised in this offering. If we cannot raise at least 10% of the funds from this offering, we will be unable to establish a base of operations, without which it will be unable to begin to generate any revenues in the future. If we do not produce sufficient cash flow to support its operations, the Company will need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern. There are no formal or informal agreements to attain such financing. We cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms. Without realization of additional capital, it would be unlikely for operations to continue and any investment made by an investor would be lost in its entirety.

We do not expect to incur research and development costs within the next twelve (12) months. We currently do not own any significant plant or equipment that it would seek to sell in the near future. Management does not anticipate the need to hire employees over the next twelve (12) months. Currently, the Company believes the services provided by its officer and director appears sufficient at this time and, rather than hiring employees, will rely on hiring consultants and contracted workers to fulfill its business plans. Other than expected reimbursement to our President and CEO of incorporation fees, which are have been recorded as due to him in the form of shareholder advances which are recorded as a short term account payable, the Company has not incurred or paid for any expenses on behalf of any director.

PLAN OF OPERATIONS

The success of our business plan is dependent upon raising a minimum of 10% of the proceeds from this offering. If we are successful in the raise we plan to implement the following initial exploration program consisting of three phases.

Phase One
It appears the Judy Claims, are underlain by both Sylvester and McDame Group rocks in proximity to a granitic pluton (Cassiar intrusive) and a major fault zone, the area has attractive mineral potential which we plan to investigate by reference to various data sources and by field work. Review of the regional geochemical data is expected to help focus exploration initiatives and will be followed up by ground-based prospecting efforts. Initially, we plan to deploy a suitably equipped experienced prospecting team to spend approximately one week performing a reconnaissance survey of the entire Judy Claims. This team will record the various rock types, structures and any mineral zones and submit appropriate rock, soil and stream sediment samples for analysis. When completed, the results of Phase One work will be analyzed with reference to the regional database to determine if further work is justified.

Phase Two
A second program of work will be undertaken if sufficient  encouragement is obtained from the Phase One prospecting and reconnaissance survey work. We expect Phase Two will include further rock and soil geochemistry sampling, a limited amount of trenching using hand tools and dynamite, additional geochemical sampling, and simple geophysical survey methods. If several target areas are investigated we may also engage the services of a backhoe or similar machine to assist in the trenching work. We expect to deploy a four person crew for approximately two weeks of field work and expect this will produce a minimum of 150 rock samples.

Completion of Phase Two will be followed again by a thorough review of data obtained, with a goal of identifying one or more areas of mineral potential on which we will focus further exploration.

Phase Three
A Phase Three program is speculative at this time and would be undertaken depending upon the location and configuration of potential mineral zones identified in Phase Two. If undertaken, we project that further geophysical surveys with different techniques or more densely spaced observations will be used at this time to assist in designing a program of diamond drill holes to test the deeper potential of the “best” parts of the area. In order to identify Phase Three drill sites, we will select target areas based on a more carefully detailed analysis of the areas identified in Phase Two. Geophysical surveys, either of a different method or on a more dense grid, should clarify the type of structure to be investigated and will ensure that diamond drill holes are placed in the most prospective areas. Speculatively, an initial drill program of 1500 to 2000 meters is projected.

Sampling Protocols

Sampling will consist of two quite different methods. One during the prospecting stage of exploration and a second, more formal procedure, during the drilling stage of exploration.

The first stage will include collecting grab samples of outcropping quartz veins or other types of mineralized rock. These will be recorded as to: location; type of material; and other geological factors and they will be bagged and numbered in the field and then kept in secure storage under a chain of custody until they are shipped by commercial carrier to a accredited laboratory for analysis. Soil samples collected during this stage of exploration will also be treated with the same secure storage and chain of custody.

In the second stage, diamond drill core will be sampled and shipped with a more formal set of rules governing Quality Assurance/Quality Control. The core will be logged, tagged, photographed, split and sampled by a geologist and a geological technician working under the geologists direction and 5% of the samples sent to the laboratory will be either blind duplicates or blanks (a commercial chicken grit) and/or standards (these standard samples are purchased from a separate lab that specializes in preparing standard samples). This process of adding 5% of non-site samples will be used because it provides a mechanism to check the assay laboratory's work. Under this method, the assay laboratory that does the analysis is not aware of which samples are genuine core samples and which samples are being used as a measurement of the labs analysis accuracy.

Budget Projections

The following table below sets forth exploration budgets based on the sale of 10%, 25%, 50%, 75% and 100% of the securities offered for sale in this offering:

Offering Results	10%	25%	50%	75%	100%
Number of Shares Sold:	2,500,000	6,250,000	12,500,000	18,750,000	25,000,000

PHASE ONE
- Due Diligence
- Preliminary Geological due diligence Including: purchase of maps, air photographs and publications, and review of files at British Columbia Geological Survey Branches	$500	$500	$500	$500	$500
- Travel expenses	500	500	500	500	500
- Geologist fees	600	600	600	600	600
- Initial Field Work
- Mobilization to Cassiar district, including travel expenses(1)	$1,500	$1,500	$1,500	$1,500	$1,500
- Equipment & provisions	700	700	700	700	700
- Assays, including freight costs	1,600	1,600	1,600	1,600	1,600
- Wages(2)	4,000	4,000	4,000	4,000	4,000
- Reports based on data collected will be assembled including generating a map with the location and sample values from the claim area. A second map will show the detailed geology that was observed while mapping claim area	600	600	600	600	600
- Allowance for additional expenses	1,500	1,500	1,500	1,500	1,500
Sub-Total Phase One	$11,500	$11,500	$11,500	$11,500	$11,500

PHASE TWO
- Initial Drilling & Trenching
- Mobilization to Cassiar district, including travel	$1,500	$2,500	$2,500	$2,500	$2,500
- Equipment & provisions(3)	700	4,900	4,900	4,900	4,900
- Drill and backhoe rentals, based on a small Kabota type tracked backhoe and uses of ATV’s to access target zones	7,500	7,600	10,100	10,100	10,100
- Assays, including freight costs	1,000	1,000	1,500	2,000	2,000
- Wages(4)	4,800	11,500	14,000	14,000	14,000
- Reports to analyze results of chip samples produced from trenching	500	500	500	500	500
- Allowance for additional expenses	1,500	2,000	2,000	2,000	2,000
Sub-Total	$17,500	$30,000	$35,500	$36,000	$36,000

Offering Results		10%		25%	50%	75%	100%
Number of Shares Sold:		2,500,000		6,250,000	12,500,000	18,750,000	25,000,000

PHASE THREE
- Extensive Drilling & Trenching This phase will be undertaken only if Phase One and Phase Two provide positive indications that further work is warranted
- Additional trenching work based on indications from Phase Two results - Modest diamond drilling program of approximately 1,500 to 2,500 feet based on geophysical surveys (magnetic or induced potential) which would be used to target direction and depth of proposed target zones(5)	$	Nil	$	Nil	$47,325	$92,150	$350,000
Sub-Total	$	Nil	$	Nil	$47,325	$92,150	$350,000

Total Exploration Expenses		$45,000		$57,500	$115,500	$173,500	$432,025

The above figures represent only estimated costs and potential investors must be aware that there is no guarantee or assurance that the Company will be successful in raising any of the estimated proceeds

NOTES:

(1) Travel expenses: We expect to employ local experienced geological technicians are from the nearby Good Hope Lake native community and thus no room and board costs will be incurred other than that for the senior party chief.

(2) Initial field work wages: We project our geochemical survey team will consist of two men and cost $800 /day. A sampler will collect soil samples use a GPS instrument to mark sample locations on the part of the claims that are covered with overburden and a prospector /geologist will map and survey where rock outcrops collecting samples for analysis recording faults contacts and structural features (folding, strike and dip), also using a Global Positioning instrument.

(3) Equipment & provisions: At the higher tiers of available funds, a man portable rock drill would be used to make blast holes.

(4) Initial drilling and trenching wages: An exploration team consisting of three men will return to the anomalous areas generated from the Phase One program and do follow up work on identified targets. Best target (highest values in gold, silver, copper, or other minerals) will be worked first and the party will continue to examine all targets generated depending on available budget. This work would entail hand  trenching  with pick and shovel in areas that were soil sample targets and using a scaling bar, pick and dynamite for areas of rock outcropping. Chip samples across mineralized zones would be collected. The wages for this phase would be in the $1100/day range and local labor would be recruited.

(5) Extensive drilling and trenching:
(a)     the sale of 50% of the shares in this offering, which would provide a net Phase Three exploration budget of approximately $47,325, will be sufficient to conduct further geophysics surveys, but would not be sufficient for a drilling program;

(b)     the sale of 75% of the shares in this offering, which would provide a net Phase Three exploration budget of approximately $92,150, would provide for a very modest drilling program based on use of a man portable drill;

(c)     the sale of 100% of the shares in this offering, which would provide a net Phase Three exploration budget of approximately $350,000, would provide for an full extensive drilling program. Under this scenario, an extensive program would be conducted based on estimated drilling costs in the Cassiar area, which are$60 to $70 per foot of drilling. All-in costs, based on using a light weight helicopter portable drill rig, are estimated in the range of $60,000 to $70,000 per 1,000 feet of drilling.

The Company has estimated the allocation of the anticipated proceeds for Phase One, Phase Two and Phase Three described above from this offering based upon the Company successfully selling 10%, 25%, 50%, 75% and 100% of the shares in this offering.

If the Company is unsuccessful in raising the full $500,000 from the offering we would be required to limit exploration by reducing the number of samples we take and/or any drilling initiatives. Potential investors must be aware that any decrease in sampling and/or prospecting will reduce the potential for success in discovering metals on the property and consequently increase the likelihood of our business to fail. If we are unsuccessful with Phase One and/or Phase Two or our exploration program, any investment made into the Company would be lost in its entirety.

Potential investors must be aware that there is no guarantee or assurance that the Company will be successful in raising any of the estimated proceeds.

Please note that the above are estimates and the costs may be significantly different that the above figures. Moreover the above estimates do not include further expenses associated with this offering which are  estimated to be $1,858.

Apart from Mr. S.G. Diakow, we currently do not have any verbal or written agreement regarding the retention of any qualified engineers or geologists for our exploration program and do not plan on obtaining any such retention until the proceeds from this offering are raised.

We will require additional funding in order to proceed with the exploration on the Judy Claims. Our success is contingent upon raising additional funding from equity financing of our common stock through this offering. Other than described herein we do not have any arrangements in place for any future equity financing or loans.

Operational Developments to Current Date

●
On March 3, 2010, David Christie founded Dane Explorations Inc. and assumed the positions of President, CEO, CFO, PAO, Secretary and Treasurer, Director and Board Chair. David Christie was born in British Columbia, Canada where he currently resides. In 1978 he earned a Bachelor of Commerce degree from the University of British Columbia and after graduation started and successfully ran, an international close-out merchandise import and wholesale business until 1994. During this period and to current date, he has also been an active investor in the stock market and follows market events closely. In 1994, Mr. Christie entered mortgage brokering field by joining Reliable Mortgage Corporation where he qualified to be licensed as a mortgage broker and worked there until 1998. In 1998, he moved to mortgage broker Rala Investments Inc, and has been registered with that firm as a mortgage broker through to the present date. Mr. Christie also presently holds the position of Manager at KYC Management Inc, a financial consulting firm. Mr. Christie expects to be able to spend up to 10 hours per week on the development of Dane Exploration Inc. at no cost to the Company.

Between 1972 to 1974, Mr. Christie held a Free Miners License issued by the British Columbia and Yukon Chamber of Mines which provided him the right to prospect in all unclaimed areas throughout British Columbia and the Yukon Territory. His exploration and mining experience includes owning claims and directly working as an on-site prospector on a small gold and silver exploration project. This project was located in and around the Dominion-Sulphur Placer Area, Yukon, Canada and specifically focused on Dominion Creek, Gold Run Creek and Sulphur Creek. The project ran from 1972 to 1974 and the staff complement included Mr. Christie and a business partner. The partners shared responsibility for all duties including: claim staking; filing and acquisition of claims; developing an exploration plan; purchasing supplies and logistics for movement of supplies to work sites; performing exploration work; cooking and camp management; health and safety; preparation of samples for assay; assay administration; and remediation of the work-sites.

We believe the combination of his entrepreneurial, operational and financial skills will be of value to our company as we implement our plans for mineral exploration and development.

●	On July 16, 2010, David Christie invested $25,000 in Dane for working capital purposes through the purchase of 50,000,000 restricted common shares at a $0.0005 per share.

●
Following several months’ research for attractive investment opportunities, on July 22, 2010 we purchased the Judy Mineral Claims located in Northwest British Columbia, Canada from an independent prospector. These claims comprise the Judy 1 claim Tenure 735182 and the McDame Mountain claim Tenure 821402 comprising an area of 627.96 hectares (1551.68 acres) located east of the village of Cassiar, B.C.

●
From July 22, 2010 to current date, we have performed research regarding the Judy Claims area and have invested in development of this registration statement so as to raise financing for development of the properties.

Results of Operations for the Year Ended September 30, 2010;

and

Results of Operations for the Nine Months Ended June 30, 2011 and The Exploration Stage Period from March 3, 2010 (inception) Through June 30, 2011:

Our operating results for the year ended September 30, 2010; the nine month period ended June 30, 2011; and the Exploration Stage Period of March 3, 2010 to June 30, 2011 (the ‘Exploration Stage’) are summarized as follows:

	June 30, 2011	September 30, 2010	Exploration Stage
Revenue	$-	$-	$-
Expenses	$13,664	$12,633	$26,297
Net Loss	$(13,664)	$(12,633)	$(26,297)

Revenues

We have not earned any revenues since our inception and we do not anticipate earning revenues in the near future.

Expenses

Exploration Expenses
Exploration expenses were $nil and $572 respectively for the three and nine month periods ended June 30, 2011 versus $nil and $nil for the comparative periods encompassing March 3, 2010 to June 30, 2010; and $nil for the year ended September 30, 2010. Exploration expenses for the Exploration Stage totaled $572. To June 30, 2011, exploration expenses have related to fees paid to extend one of our claim tenures. We expect exploration expenses to increase substantially during the next twelve months as we continue with our exploration strategic plan.

Professional Fees
Professional fees were $100 and $9,100 respectively for the three and nine month periods ended June 30, 2011 versus $nil and $nil for the comparative periods encompassing March 3, 2010 to June 30, 2010; and $5,000 for the year ended September 30, 2010. Professional fees for the Exploration Stage totaled $14,100. To June 30, 2011, professional fees included fees paid for legal, audit and accounting services. In the next twelve months, we project professional fees to increase moderately.

Administrative Expenses
Administrative expenses were  $933 and $3,992 respectively for the  three and nine month periods ended June 30, 2011 versus $nil and $nil for the comparative periods encompassing March 3, 2010 to June 30, 2010; and $133 for the year ended September 30, 2010. Professional fees for the Exploration Stage totaled $4,125. To June 30, 2011, administrative fees were primarily composed of incorporation expenses, transfer agent fees, and bank charges. We expect administrative fees to increase substantially during the coming year as we continue implementation of our strategic plans.

Impairment Losses on Mineral Properties
During the year ended September 30, 2010, we invested $7,500 to purchase two mineral claim tenures and these were recorded in our books as mineral property assets. At year end September 30, 2010, to conform with generally accepted accounting principles pertaining to the classification of the mineral properties as assets, an impairment charge of $7,500 was entered against these assets based on the Company’s impairment analysis as of September 30, 2010.

Net Loss
We incurred net losses of $(1,033) and $(13,664) respectively for the three and nine month periods ended June 30, 2011 compared with net losses of $nil and $nil for the comparative periods encompassing March 3, 2010 to June 30, 2010; and $(12,633) for the year ended September 30, 2010. For the Exploration Stage, our losses totaled $(26,297). We anticipate our net losses will increase during the coming twelve months as we implement our strategic exploration initiatives.

Liquidity and Capital Resources

Our financial position as at December 31, 2010 and September 30, 2010 was as follows:

Net Working Capital
	As of June 30, 2011	As of September 30, 2010

Current Assets	$4,512	$12,367
Current Liabilities	5,809	-
Net Working Capital (Deficit)	$(1,297)	$12,367

Our net working capital (deficit) decreased from $12,367 at September 30, 2010 to $(1,297) at June 30, 2011 as a result of the costs of our annual audit and general operating expenditures.

Cash Flows
	As of June 30, 2011	As of June 30, 2010	As of September 30, 2010

Net cash provided (used) by Operating Activities	$(13,930)	$(121)	$(5,133)
Net cash provided (used) by Investing Activities	-	-	(7,500)
Net cash provided (used) in Financing Activities	5,725	5,000	25,000
Increase (Decrease) in Cash during the Period	(8,205)	4,879	12,367
Cash, Beginning of Period	12,367	-	-
Cash, End of Period	$4,162	$4,879	$12,367

Since the date of our incorporation on March 3, 2010 to June 30, 2011, we have raised $25,000 though our President's purchase of common shares and $5,725 from shareholder advances from our President. As of June 30, 2011 we had cash on hand of $4,162 and a prepaid expense balance of $350.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. Dane was incorporated in the State of Nevada on March 3, 2010. We are an exploration stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, and implementation of our business strategies. (Please see "Risk Factors").

We are seeking equity financing though this offering to provide for the capital required to source our initial exploration programs. Equity financing could result in additional dilution to existing shareholders. There is no assurance we will receive the required financing to complete our exploration programs.

Even if we are successful in raising proceeds from this offering we have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.

At the present time, Dane has sufficient funds to address the administrative costs of this offering only. This assumption is based on the fact that, as of June 30, 2011, we had cash on hand of $4,162 and a prepaid expensebalance of $350 with $5,809 of accounts payable liabilities. We estimate further expenses of $1,858 in regards to this offering.

We have no plans to undertake product research and development during the term covered by this registration. There are also no plans or expectations to purchase or sell any plant and or significant equipment in the first year of operations. Management also has no intention of hiring employees over the next twelve months.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies and Estimates

Please see Note 2 to the financial statements contained elsewhere in this registration statement for a complete summary of the significant accounting policies used in the presentation of our financial statements. The summary is presented to assist the reader in understanding the financial statements. The accounting policies used conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Our critical accounting policies are as follows:

Exploration Stage Company

The Company is an exploration stage company. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. As an exploration stage enterprise, the Company discloses the deficit accumulated during the exploration stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.

Exploration Costs and Mineral Property Right Acquisitions

The Company purpose is primarily the acquisition and exploration of mining properties.  Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred. The Company assesses the carrying costs for impairment under ASC 360-10-35. An impairment is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the mineral property. Impairment losses, if any, are measured as the excess of the carrying amount of the mineral property over its estimated fair value. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the proven and probable reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Basic and Diluted Net Loss per Share

Basic loss per share is calculated by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss available to common stockholders by common stock equivalents.

Additionally, the following information may prove useful to the reader of this registration statement:

Derivative Financial Instruments

The Company does not presently use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, we plan to use the Black-Scholes option pricing model to value any derivative instruments.

Capital Leases and Contractual Obligations

The Company does not presently have any capital leases.

At present, the Company does not have any contractual obligations.

The Company does not have any capital lease obligations and its only long-term commitments or contingencies are are in regard to the required exploration expenditures which must be made to maintain title to its mineral claims. These prorated amounts of these for the next five fiscal years are summarized as follows:

	FY2011 (remainder)		FY2012	FY2013	FY2014	FY2015

Required Exploration Expenditures	$	Nil	$2,381	$3,014	$5,024	$5,024
Total	$	Nil	$2,381	$3,014	$5,024	$5,024

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information regarding the executive officer and director of Dane Exploration Inc. as of September 30, 2010 (and current date).

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Positions Held with the Company	Age	Date First Elected or Appointed
David Christie	Director, Chair, President and Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and Secretary and Treasurer	64	March 3, 2010

Business Experience
The following is a brief account of the education and business experience during at least the past five years of each of our sole director and executive officer, indicating his principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

David Christie - President & CEO, CFO, PAO, Secretary and Treasurer, Board Chair and Director

David Christie founded Dane Explorations Inc. in March 2010 and holds the positions of President and CEO, CFO, PAO, Secretary and Treasurer, and Director and Board Chair.

David Christie was born in British Columbia, Canada where he currently resides. In 1978 he earned a Bachelor of Commerce degree from the University of British Columbia and after graduation started and successfully ran an international close-out merchandise import and wholesale business until 1994. During this period and to current date, he has also been an active investor in the stock market and follows market events closely. In 1994, Mr. Christie entered mortgage brokering field by joining Reliable Mortgage Corporation where he qualified to be licensed as a mortgage broker and worked there until 1998. In 1998, he moved to mortgage broker Rala Investments Inc, and has been registered with that firm as a mortgage broker through to the present date. Mr. Christie also presently holds the position of Manager at KYC Management Inc, a financial consulting firm. Mr. Christie expects to be able to spend up to 10 hours per week on the development of Dane Exploration Inc. at no cost to the Company.

Between 1972 to 1974, Mr. Christie held a Free Miners License issued by the British Columbia and Yukon Chamber of Mines which provided him the right to prospect in all unclaimed areas throughout British Columbia and the Yukon Territory. His exploration and mining experience includes owning claims and directly working as an on-site prospector on a small gold and silver exploration project. This project was located in and around the Dominion-Sulphur Placer Area, Yukon, Canada and specifically focused on Dominion Creek, Gold Run Creek and Sulphur Creek. The project ran from 1972 to 1974 and the staff complement included Mr. Christie and a business partner. The partners shared responsibility for all duties including: claim staking; filing and acquisition of claims; developing an exploration plan; purchasing supplies and logistics for movement of supplies to work sites; performing exploration work; cooking and camp management; health and safety; preparation of samples for assay; assay administration; and remediation of the work-sites.

Mr. Christie believes the combination of his entrepreneurial, operational and financial skills will be of value to Dane Exploration as the Company implements its plans for mineral exploration and development.

Family Relationships

Because we have only a sole officer and director, there are no family relationships between any director or executive officer.

Significant Employees

David Christie is the sole employee of the Company at present date. Other duties required by the Company are fulfilled by contracted service providers.

Involvement in Certain Legal Proceedings

Mr. Christie has not, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee Financial Expert

The duties of an audit committee were assigned to the full board via a resolution executed March 4, 2010. Due to limited resources and the fact that the Company is in its exploration stage, it has not yet been able to recruit and compensate an expert for the Audit Committee.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities and Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our equity securities registered pursuant to Section 12 of the Exchange Act of 1934 (the “Act”) to file with the SEC initial statements of beneficial ownership on Form 3, reports of changes in ownership on Form 4 and annual reports concerning their ownership on Form 5. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Once this registration statement is effective, Mr. Christie will file a Form 3 and a Schedule 13D to report his holdings in the Company.

Code of Ethics

We have adopted a Code of Ethics that applies to, and which has been signed by, our President and Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer and director; and which will apply to, and be signed by, all persons holding similar positions in the future. This code is incorporated by reference herein as Exhibit 14.1. Upon request, the Company will furnish a copy of this Code of Ethics by mail to any person without charge. Such requests should be made in writing and mailed to: Dane Exploration Inc., 3577 - 349 West Georgia Street, Vancouver, British Columbia, Canada V6B 3Y4 attn: Code of Ethics Request.

EXECUTIVE COMPENSATION

The following table sets forth the salaries and director fees we have paid to our current executive officer(s) in our most recent fiscal year ended September 30, 2010 and since inception. The particulars of this table cover compensation paid by our company to the following persons:

(a)	our principal executive officer;
(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended September 30, 2010; and
(c)
up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer at the end of the year ended September 30, 2010, who we will collectively refer to as our named executive officer(s) are set out in the following summary compensation table:

Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards/SARs ($) (1)	Securities Underlying Options/SARs (#)	LTIP Payouts ($) (2)	All Other Compensation ($)(3)

David Christie President and CEO, CFO, PAO, Secretary and Treasurer, and Director	2010	$Nil	$Nil	$Nil	$Nil	$Nil	$Nil	$Nil

Notes:
(1)	SAR’s are “Stock Appreciation Rights”. We have to date not issued any SARs.
(2)	LTIP’s are “Long-Term Incentive Plans”. We have to date not created any LTIPs.
(3)	There are no compensatory plans or arrangements with respect to our executive officer(s) resulting from his resignation, retirement or other termination of employment or from a change of control.

No compensation is anticipated to be paid within the next  twelve months to any officer or director of the Company.

Stock Option Grants

Dane does not currently have an option plan in place and has not granted any stock options to the executive officer since inception of the Company on March 3, 2010 to the date of this registration statement.

Employment Agreements

There are currently no employment agreements and none are anticipated to be entered into within the next twelve months.

Significant Employees

Dane has no significant employees other than the officer and director described above, whose time and efforts are being provided to Dane without compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to Dane to own more than 5% of the outstanding common stock as of July 21, 2011 and by the officers and directors, individually and as a group. All shares are owned directly by Mr. Christie.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Shares Owned(1)	Percent of Outstanding Ownership(2)
David Christie Director, Chair, President & CEO, CFO, PAO, and Secretary and Treasurer 3577 - 349 West Georgia Street Vancouver, British Columbia, Canada V6B 3Y4	50,000,000 restricted common shares	100.0%

All Officers, Directors and Control Persons as a Group	50,000,000 restricted common shares	100.0%

Notes:
(1)
Based on 50,000,000 shares of common stock issued and outstanding as of July 21, 2011 . Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The beneficial owner of the common stock listed above, based on information furnished by him, has  sole investment and voting power with respect to such shares, subject to community property laws where applicable. David Christie, the sole officer and director of Dane was issued 50,000,000 common shares on July 16, 2010 for consideration of $25,000, which represents 100% of the current outstanding stock.

(2)	Mr. Christie does not have the right to acquire within sixty days through options, warrants, rights, conversion, privilege or similar obligations any security of the Company.

Change in Control

We are not aware of any arrangement that might result in a change in control in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no promoters being used in relation with this offering, except that under the definition of promoter in Rule 405 of Regulation C of the Securities Act of 1933, David Christie as founder of Dane Exploration Inc. is considered a promoter with respect to this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive assets, services or other consideration from us. No assets will be or are expected to be acquired from any promoter on behalf of Dane. We have not entered into any agreements that require disclosure to our shareholders.

Other than the subscription of shares by our CEO and his provision of advances to the Company, none of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

(i)	The sole officer and director;
(ii)	Any person proposed as a nominee for election as a director;
(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
(iv)	Any relative or spouse of any of the foregoing persons who have the same house as such person.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada General Corporation Law. Under such provisions, the director, officer, corporate employee or agent who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of our company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

CORPORATE GOVERNANCE

Board of Directors Structure

The number of directors constituting the entire Board of Directors shall be the number, not less than one nor more than ten, fixed from time to time by a majority of the total number of directors which the Corporation would have, prior to any increase or decrease, if there were no vacancies, provided, however, that no decrease shall shorten the term of an incumbent director.

TRANSFER AGENT AND REGISTRAR

Dane has engaged the services of Empire Stock Transfer Inc., 1859 Whitney Mesa Dr., Henderson, NV, USA 89014, Tel: 702.818.5898, Fax: 702.974.1444, email: www.empirestock.com, to act as the registrar and transfer agent for our common shares and as our registered agent in Nevada.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Dane by Michael J. Morrison, Attorney at Law, 1495 Ridgeview Drive, Suite 220, Reno, NV, 89518, Tel. (775) 827-6300, Fax (775) 827-6311.

WHERE YOU CAN FIND MORE INFORMATION

We have also filed a registration statement on Form S-1 under the Securities Act, as amended, in connection with this offering. This prospectus, which is part of the registration statement, includes all of the information contained in the registration statement. For further information with respect to us and the shares of common stock offered hereby, reference is made to such registration statement, including the exhibits thereto, which may be read, without charge, and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains current and periodic reports, proxy statements and other information regarding registrants that filed electronically with the SEC. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement, each such statement being qualified in all respects by such reference.

OUTSIDE BACK COVER:

PROSPECTUS

Subject To Completion: Dated ______, 2011

DANE EXPLORATION INC.

A maximum of 25,000,000 common shares offered at $0.02 per share

Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated further costs of this offering are as follows:

SEC filing expenses	$58
Transfer Agent fees	1,150
Printing	500
Courier and postage	150
TOTAL	$1,858

Dane is paying all expenses of the offering listed above.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “ NRS ”) and our bylaws.

Under the NRS , director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
3.	a transaction from which the director derived an improper personal profit; and
4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;
2.	the proceeding was authorized by our Board of Directors;
3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that she is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request.  This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on one occasion.

On July 16, 2010, we issued 50,000,000 shares of common stock to David Christie, our sole officer and director, for total consideration of $25,000, or $0.0005 per share. The offer and sale was made pursuant to the exemption from registration afforded by Rule 903(b)(3) of the Regulation S, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), on the basis that the securities were sold outside of US, to a non-US person, with no directed selling efforts in the US, and where offering restrictions were implemented.

We have spent a portion of the above proceeds to pay for purchase of mineral claims, legal, accounting and auditor fees, general administrative costs and costs associated with this prospectus, and expect the balance of the proceeds to be mainly applied to further costs of this prospectus and administrative costs.

We shall report the use of proceeds on our first periodic report filed pursuant to sections 13(a) and 15(d) of the Exchange Act after the effective date of this Registration Statement and thereafter on each of our subsequent periodic reports through the later of disclosure of the application of all the offering proceeds, or disclosure of the termination of this offering..

EXHIBITS

Number	Description
3.1 (2)	Articles of Incorporation
3.2 (2)	By-Laws
5.1	Legal Opinion with Consent
10.1 (2)	Subscription Agreement
10.2 (2)	Claims Purchase Agreement dated July 22, 2010
14.1 (2)	Code of Ethics
23.1	Consent of Independent Accountants, Madsen & Associates CPAs, Inc.
23.2(1)	Consent of Counsel, Michael J. Morrison

(1)  Counsel’s consent is located in the legal opinion filed as Exhibit 5.1 to this registration statement and incorporated herein by this reference.
(2)  Filed with the Company's registration statement on Form S-1 on February 25, 2011 and incorporated herein by reference.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.     To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(a)	include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(c)	include any additional or changed material information on the plan of distribution.

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being  registered hereby which remain unsold at the termination of the offering.

4.    That, for determining our liability under the Securities Act to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this Registration Statement,  regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser  and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary Prospectus or Prospectus that we file relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);
(ii)	any free writing Prospectus relating to the offering prepared by or on our behalf or used or referred to by us;
(iii)	the portion of any other free writing Prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and
(iv)	any other communication that is an offer in the offering made by us to the purchaser.

Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors,  officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses  incurred or paid by one of our Directors, officers, or controlling persons in the successful defense of any action, suit or  proceeding, is asserted by one of our Directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized registration statement to be signed on its behalf by the undersigned, in the city of Vancouver, British Columbia, Canada.

DANE EXPLORATION INC.

By:	/s/ David Christie	July 21 , 2011
	David Christie	Date
President and CEO, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates stated.

By:	/s/ David Christie	July 21 , 2011
	David Christie	Date
President and CEO, Director
Chief Financial Officer
Principal Accounting Officer
Secretary and Treasurer